UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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West Pharmaceutical Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2008

Dear Shareholder,

        The 2008 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at the Company’s headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341, on Tuesday, May 6, 2008, at 9:30 AM.  The items of business at the meeting are:

1.               to elect Jenne K. Britell, Donald E. Morel, Jr., John H. Weiland and Robert C. Young as Class III Directors, each for a term of three years, and to elect Thomas W. Hofmann as a Class II Director for a term of two years;

2.               to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2008 fiscal year; and

3.               to transact such other business that may properly come before the meeting and any adjournment or postponement.

        The Board of Directors unanimously recommends a vote “FOR” proposals 1 and 2 above.

        As permitted by new Securities and Exchange Commission rules, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.  This Proxy Statement and our 2007 Annual Report are available at our web site at http://www.westpharma.com/na/en/Investors/Pages/ ProxyMaterials.aspx, which does not have “cookies” that identify visitors to the site.

        Only shareholders of record at the close of business on March 21, 2008, are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting.  You can vote by proxy on the Internet, or by dating, signing and returning the enclosed proxy in the enclosed envelope.  It is important that your shares be represented and voted, whether or not you expect to attend the meeting in person.

By Order of the Board of Directors,

JOHN R. GAILEY III
Vice President, General Counsel and Secretary

March 27, 2008

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting May 6, 2008:

Our Proxy Statement and 2007 Annual Report to Shareholders are available at http://www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx.

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West PHarmaceutical Services, Inc.

101 Gordon Drive

Lionville, Pennsylvania 19341

(610) 594-2900

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

Proxy Solicitation

        The Board of Directors is soliciting your proxy to vote on matters that will be presented at the Company’s 2008 Annual Meeting of Shareholders and at any adjournment or postponement.  This Proxy Statement, along with the accompanying proxy card or voting instructions, and the Company’s Form 10-K Annual Report are being mailed on or about March 27, 2008.  This Proxy Statement contains information on these matters to assist you in voting your shares.

        A proxy is your legal designation of another person to vote on your behalf.  By completing the enclosed proxy card, you are giving John R. Gailey III and William J. Federici the authority to vote your shares in the manner you indicate on the proxy card.  Mr. Gailey and Mr. Federici have been appointed by the Board of Directors to act in that capacity.

        Proxies may be solicited on our behalf by directors, officers or employees in person or by facsimile or other electronic means.  We will pay the cost of soliciting proxies.

Shareholders of Record and Beneficial Owners

        If your shares are registered directly in your name with West’s transfer agent American Stock Transfer & Trust Company, you are considered the “shareholder of record” of those shares.  These proxy materials have been mailed directly to you by West.

        If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name.  These proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the mailing or by following their instructions for voting on the Internet.

        If you are a beneficial owner, your bank, broker or other holder of record is currently permitted to vote your shares on the election of directors and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you, but it generally is not entitled to vote on certain other matters unless it receives voting instructions from its customers.  These are considered to be “broker non-votes.”

Householding

        West has adopted the process referred to as “householding” for mailing the Proxy Statement and Annual Report to reduce the volume of duplicate information you receive and reduce the Company’s printing and mailing costs.  Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we receive contrary instructions from any shareholder at that address.  We will continue to mail a proxy card to each shareholder of record.

        If you prefer to receive multiple copies of the proxy material at the same address, additional copies will be provided to you promptly upon written or oral request.  If you are a shareholder of record, you may contact us by writing to the Vice President, General Counsel and Secretary, West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA 19341 or by calling (610) 594-3319.

Shareholders Entitled to Vote

        You are entitled to receive notice of and to vote at the meeting only if you were a shareholder of record at the close of business on March 21, 2008.  If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date.  Each outstanding share of the Company’s common stock, par value $.25 per share, will be entitled to one vote on each matter considered at the meeting.  As of the record date, 32,286,214 shares of West common stock were issued and outstanding.

Quorum

        A quorum is necessary to take action at the meeting.  A quorum means that shareholders of record holding at least a majority of the outstanding shares of the Company’s common stock are present, either in person or represented by proxy.  Votes withheld from director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum.

Voting Requirements

        Directors will be elected by plurality vote. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of directors.  Other matters are determined by a majority of the votes cast, including ratification of the appointment of PricewaterhouseCoopers LLP.

        Any shares you may hold in the West 401(k) Plan have been added to your other holdings on your proxy card.  Your completed proxy card serves as voting instructions to the trustee of the plan. You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet or mail, all as described on the enclosed proxy card.  If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

Voting Methods

        You may vote using any of the following methods:

        Proxy Card or Voting Instruction Card.  Be sure to complete, sign and date the card and return it in the prepaid envelope.  If you are a shareholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm on your behalf.

        Via the Internet.  The Internet voting procedure is designed to authenticate votes cast by use of a personal identification number.  The procedure allows shareholders to appoint a proxy and provide voting instructions and to confirm that their actions have been properly recorded.  The website for Internet voting is www.voteproxy.com.  Specific instructions to be followed are set forth on the enclosed proxy card.  Please have your proxy card handy when you go online.  Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 PM Eastern Time on May 5, 2008.

        In Person at the Meeting.  If you are a shareholder of record and attend the meeting, you may deliver your completed proxy card in person.  If you are a beneficial owner, you must obtain a proxy from your broker, bank or other holder of record and present it to the judge of elections with your ballot to be able to vote.

Changing Your Vote

        Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Company’s Secretary either a notice of revocation or a duly executed proxy bearing a later date.  You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

Other Matters

        As of the date this Proxy Statement was printed, we did not know of any other matters to be raised at the Annual Meeting.  If other matters are properly presented for consideration, the persons named in your proxy card will have the discretion to vote on those matters for you.

GOVERNANCE OF THE COMPANY

Governance Information

Governance Principles

        Our Board of Directors’ has adopted Corporate Governance Principles, which include guidelines for determining director independence and qualifications for directors, are published on our website at www.westpharma.com under the Investors — Corporate Governance captions.  You may also receive a printed copy of the Corporate Governance Principles upon request from the Company’s Secretary.  The Board regularly reviews corporate governance developments and modifies the Corporate Governance Principles as warranted.  Any modifications are reflected on our website.

Director Qualifications

The Board and the Nominating and Corporate Governance Committee consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

•                  A director is nominated based on his or her professional experience.  A director’s traits, expertise and experience add to the skill-set of the Board as a whole and provide added value in areas needed for the Board to operate effectively.

•                  A director must have high standards of integrity and commitment, and exhibit independence of judgment, a willingness to ask hard questions of management and the ability to work well with others.

•                  A director should be willing and able to devote sufficient time to the affairs of the Company and be free of any disabling conflict.

•                  All of the directors, except for the chief executive officer, should be “independent” as outlined in West’s Independence Standards.

•                  A director should exhibit confidence and a willingness to express ideas and engage in constructive discussion with other Board members, Company management and all relevant persons.

•                  A director should actively participate in the decision-making process, be willing to make difficult decisions, and demonstrate diligence and faithfulness in attending Board and committee meetings.

•                  The Board generally seeks active or former senior level executives of public companies, particularly companies with international operations, leaders in the healthcare or public health fields and individuals with financial expertise.

Director Independence

        The Board of Directors has determined that to be considered independent, a director may not have a direct or indirect material relationship with the Company.  In making this determination the Board, after review and recommendation by its Nominating and Corporate Governance Committee, will apply the following Independence Standards when assessing the independence of a director:

1.               A director will not be considered “independent” if:

(i)             the director is, or has been within the last three years, an employee of the Company;

(ii)          an immediate family member of the director is, or has been within the last three years, employed by the Company as an executive officer;

(iii)       the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service with the Company;

(iv)      (A) the director or an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; or (B) the director is a current employee of such a firm; or (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(v)         the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(vi)      the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

2.               No director, or immediate family member of a director, may serve as a paid consultant or advisor to the Company or to any executive officer of the Company, or may have a personal services contract with the Company or with any executive officer of the Company.

3.               Audit Committee members may not have any direct or indirect financial relationship with the Company other than as directors, and may not be affiliated persons of the Company.  Audit Committee members may receive directors’ fees in the form of cash, stock, stock units or other in-kind consideration ordinarily available to directors.

4.               The following not-for-profit relationship will not be considered to be a material relationship that would impair a director’s independence: if a director of the Company, or a director’s spouse, serves as an executive officer of a not-for-profit organization, and the Company’s or the Herman O. West Foundation’s discretionary annual charitable contributions to the organization, in the aggregate, are less than $1 million or 2% of that organization’s annual revenues, whichever is greater.

                        The Board conducted its annual review of director independence in February 2008.  During the review, the Board considered transactions and relationships between each director and member of his or her immediate family and the Company and its subsidiaries and affiliates.  The Board also considered charitable contributions to not-for-profit organizations of which our directors or their immediate family members are executive officers, none of which approached the levels contained in the Standards.  As a result of this review, the Board affirmatively determined that all of the directors are independent directors except Dr. Morel, who is a West employee.

                        The Board’s Independence Standards meet or exceed the applicable director independence requirements of the New York Stock Exchange and Securities and Exchange Commission.

Chairman, Independent Directors

                        One independent director is designated as “Chairman, Independent Directors.”  The Chairman, Independent Directors confers with the chief executive officer on the Board’s agenda items and information requirements.  He also calls meetings of the independent directors and presides at executive sessions of the independent directors.  Anthony Welters is the current Chairman, Independent Directors.

Communicating with the Board

                        Interested parties can communicate with the Chairman, Independent Directors or the non-management directors as a group by sending a letter addressed to the Board of Directors, c/o John R. Gailey III, Vice President, General Counsel and Secretary, West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA 19341.

                        Communications to a particular director should be addressed to that director at the address shown above.  The Vice President, General Counsel and Secretary maintains a log of all communications received through this process.  Communications to specific directors are forwarded to those directors.  All other communications to the Board are transmitted directly to the Chairman, Independent Directors who makes the determination as to whether these messages should, in turn, be forwarded to a particular Board committee or to management for further handling.

Review and Approval of Related Transactions

                        The Nominating and Corporate Governance Committee is responsible for the review, approval or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director or 5% shareholder of the Company since the beginning of the last fiscal year and their immediate family members.  The Company has written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $100,000 and a related person has a direct or indirect material interest. The Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•                  Any employment by the Company of an executive officer of the Company if the related compensation of the executive has to be reported (or would be reported if the executive was a named executive officer and the compensation was approved by the Compensation Committee) in the Company’s proxy statement;

•                  Any compensation to a director of the Company if the related compensation of the director has to be reported in the Company’s proxy statement;

•                  Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenues;

•                  Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts;

•                  Transactions in which all shareholders receive proportional benefits;

•                  Transactions involving competitive bids; and

•                  Banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar service.

                        Transactions involving related persons that are not included in one of the above categories are reviewed by the Committee.  The Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.

Code of Business Conduct

                        All of our employees, officers and directors are required to comply with the Company’s Code of Business Conduct.   The Code of Business Conduct covers fundamental ethical and compliance-related principles and practices such as our commitment to product and service quality, accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of Company property and information and compliance with legal requirements applicable to our operations.

                        The Code of Business Conduct can be found on our website at www.westpharma.com under the Investors — Corporate Governance captions, and a printed copy may be obtained upon request from the Company’s Secretary.  We will disclose any amendments to, or waivers from, the Code on our website.  During 2007, there were no waivers of the Code.

Board and Committee Membership

        Our Board of Directors has five committees: Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee; Finance Committee; and Innovation and Technology Committee.  The Board has adopted a written charter for each of these committees, which are posted on our website www.westpharma.com under the Investors — Corporate Governance captions.  You may obtain a printed copy of each committee’s charter upon request from the Company’s Secretary.

                        The following table shows the current membership of each Board committee:

Audit	Compensation	Nominating and Corporate Governance	Finance	Innovation and Technology
Jenne K. Britell	L. Robert Johnson*	Paula A. Johnson	Jenne K. Britell	L. Robert Johnson
Thomas W. Hofmann	Anthony Welters	John H. Weiland	Thomas W. Hofmann	Paula A. Johnson
John P. Neafsey*	Patrick J. Zenner	Anthony Welters*	John P. Neafsey	Robert C. Young*
Geoffrey F. Worden	Robert C. Young	John H. Weiland
Patrick J. Zenner	Geoffrey F. Worden*

* Chairman

The Audit Committee

                        The Audit Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements; (2) the independence and qualifications of the Company’s independent registered public accounting firm; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the compliance by the Company with legal and regulatory requirements.  In carrying out these responsibilities, the Audit Committee, among other things:

•                  reviews and discusses the Company’s annual and quarterly financial statements with management and the independent registered public accounting firm;

•                  manages the relationship between the Company and the independent registered public accounting firm, including: having sole authority for its appointment, retention and compensation; reviewing the scope of its work; approving non-audit and audit services; and confirming the independence of the independent registered public accounting firm; and

•                  oversees management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting.

                        Audit Committee Financial Experts.  The Board has determined that each current member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC regulations.

The Compensation Committee

                        The Compensation Committee monitors the effectiveness of the Company’s executive compensation programs in realizing the Board’s compensation philosophy; reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and evaluates their performance against those goals and objectives; and, either as a committee or together with the other independent directors, determines and approves their compensation levels based on that evaluation.  Final decisions regarding the compensation of our chief executive officer are made by the independent directors in executive session.  The Committee also makes recommendations to the Board with respect to incentive and equity-based compensation plans.  In overseeing the administration of those plans, the Committee approves all grants and awards to executive officers, establishes performance goals and determines whether or not those goals have been attained.  The details of the processes and procedures involved in the area of executive compensation are described in the Compensation Discussion and Analysis beginning on page 17.  Each year, the Committee approves the Compensation Committee Report, included on page 26 of this Proxy Statement.

The Nominating and Corporate Governance Committee

                        The Nominating and Corporate Governance Committee identifies qualified individuals to serve as Board members; recommends nominees for director and officer positions; determines the appropriate size and composition of the Board and its committees; monitors a process to assess Board effectiveness; reviews related party transactions; and considers matters of corporate governance.  After review by the independent directors, the Committee formally recommends to the Board a successor to the CEO.  The Committee also reviews director compensation annually and makes recommendations to the full Board on the form and level of director compensation.  The Committee administers director equity-based compensation, which are awarded under the Company’s equity-based plans.

                        Candidate Selection Process.  To identify new, non-management director candidates, the Nominating and Corporate Governance Committee considers individuals suggested or recommended from a variety of sources, including Committee members, other members of the Board, including the chief executive officer, customers, suppliers, advisors to the Board and our security holders.  The Committee has not in the past employed a third-party search firm, but it reserves the right to do so.  All persons recommended for nomination to the Board, regardless of the source of the recommendation, are evaluated in the same manner by the Committee.

The Finance Committee

                        The Finance Committee serves as the Board’s liaison with management on important financial transactions and financial policy matters.  The Committee consults with and advises management on financial strategies, policies and procedures, acquisitions, divestitures and capital expenditure requests.

The Innovation and Technology Committee

                        The Innovation and Technology Committee provides guidance to the Board on technical and commercial innovation strategies; reviews emerging technology trends that may affect the Company and its business; reviews the Company’s major innovation and technological programs and overall patent strategies; and assists the Board in making well-informed choices about investments in new technology.

Meetings of the Board and its Committees

                        The following chart shows the number of meetings of the Board and each of its Committees held during 2007.  All directors attended more than 75% of the total number of meetings of the Board and the committees on which they served.  Under our Corporate Governance Principles, each director is expected to attend the Annual Meeting of Shareholders unless prevented from doing so by illness or emergency.  All directors attended the 2007 Annual Meeting.

Board or Committee	Number of 2007 Meetings
Board of Directors	7
Audit	8
Compensation	4
Nominating and Corporate Governance	6
Finance	11
Innovation and Technology	2

                        Executive sessions or meetings of only non-management directors are held regularly to conduct a self-assessment of the Board’s performance and to review management’s strategy and operating plans, the criteria by which the CEO and other senior executives are measured, management’s performance against those criteria and any other relevant topics.  Last year, non-management directors held six executive sessions.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

                        Annual compensation for non-employee directors is comprised of cash compensation, in the form of an annual retainer, meeting and committee fees and annual grants of deferred stock.

                        The following table shows the meeting fees and retainers payable in cash to non-employee directors in 2007:

Compensation Item	Amount
Annual Retainers
Board	$40,000
Audit Committee Chair	$10,000
Compensation Committee Chair	$5,000
Finance Committee Chair	$5,000
Nominating and Corporate Governance Committee Chair	$5,000
Innovation and Technology Committee Chair	$5,000
Chairman, Independent Directors	$10,000

Per-Meeting Fees
Board	$1,500
Committee	$1,000

                        Deferred stock awards are made on the date of the annual meeting of shareholders and vest on the date of the following year’s annual meeting, provided that the director continues to serve on the Board on that date.  The deferred stock will also vest upon a director’s retirement, if earlier.  For 2007, the annual deferred-stock award was 2,100 shares.

                        All deferred stock is credited to an account under the West 1999 Deferred Compensation Plan for Outside Directors, as amended, (the “Director Deferred Compensation Plan”) and distributable as shares of West common stock in accordance with the terms of that plan as described below.  When dividends are paid on common stock, additional shares of deferred stock are credited to each director’s deferred stock account as if those dividends were used to purchase additional shares.

                        Prior to 2007, non-employee directors received annual grants of stock options, which vested on the first anniversary of the grant date.  After benchmarking this practice, the Nominating and Corporate Governance Committee recommended that stock options no longer be used.  The Board agreed and equity awards to non-employee directors are now limited to grants of deferred stock as described above.

Director Deferred Compensation Plan

                        All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash retainers and meeting fees until they cease to be directors.  Deferred fees may be credited to a “stock-unit” account that is deemed invested in West common stock or to an account that earns interest at the prime rate of the Company’s principal commercial bank.  The stock-unit accounts also are credited with dividend equivalents based on the number of stock units credited as of the dividend record date.

                        The value of a director’s account balance is distributed upon termination of Board service.  The value of a director’s stock-unit account is determined by multiplying the number of stock units credited to the account by the fair market value of West common stock on the termination date.

                        Directors may choose to receive their distribution as a cash lump sum or in ten annual cash installments.  If a director elects the installment option, any account balances during the distribution period will earn interest at the prime rate of the Company’s principal commercial bank.

2007 Director Compensation Table

                        The total 2007 compensation of our non-employee directors is shown in the following table.  All directors are currently serving on the Board, except William H. Longfield, who retired on April 30, 2007 after serving 12 years.  John H. Weiland joined the Board on May 1, 2007, and Thomas W. Hofmann joined the Board on October 16, 2007.

Name	Fees Earned and Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen-sation (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jenne K. Britell	58,334	61,250	—	—	—	1,932 (4)	121,516
Thomas W. Hofmann	11,500	22,962	—	—	—	212 (4)	34,675
L. Robert Johnson	54,334	61,250	—	—	—	10,765 (4)	126,349
Paula A. Johnson	51,334	61,250	—	—	—	2,077 (4)	115,161
William H. Longfield	12,000	—	—	—	—	2,435,934 (5)	2,447,934
John P. Neafsey	72,834	61,250	—	—	—	27,188 (4)	161,272
John H. Weiland	42,167	61,250	—	—	—	599 (4)	104,016
Anthony Welters	68,334	61,250	—	—	—	10,972 (4)	140,556
Geoffrey F. Worden	67,334	61,250	—	—	—	19,384 (4)	147,968
Robert C. Young	56,334	61,250	—	—	—	9,120 (4)	126,704
Patrick J. Zenner	54,834	61,250	—	—	—	3,960 (4)	120,044

(1)          The amounts included in this column are retainers for serving on the Board, Board Committees and as Committee chairs and Chairman, Independent Directors.  The amounts shown do not reflect elections to defer fees under the Director Deferred

Compensation Plan.  In 2007, Mr. Neafsey, Mr. Welters and Dr. Young deferred 100% of their director’s fees and Mr. Worden deferred 50% of his director’s fees.  All annual retainers and meeting fees are paid quarterly.

(2)          The amounts included in this column reflect the compensation costs of the grant of shares of deferred stock granted during 2007, which are recognized as expense in West’s financial statements under FAS 123(R) for 2007.  The total FAS 123(R) value as of the grant date for deferred stock is spread over the number of months of service required for the grant to become non-forfeitable.  See Note 16 of the Notes to Financial Statements contained in the Company’s 2007 Form 10-K for the assumptions made in determining FAS 123(R) values.  The FAS 123(R) grant date fair value of the deferred stock award for all directors who received an award, except Mr. Hofmann, was $50.00 per share.   The FAS 123(R) grant date fair value of the deferred stock award for Mr. Hofmann was $41.57 per share.

Each director, except Mr. Hofmann and Mr. Longfield, received a grant of 2,100 shares of deferred stock on May 1, 2007, the date of the 2007 Annual Meeting.  Mr. Hofmann received a grant of 1,473 shares of deferred stock on October 16, 2007, which was prorated to reflect his election as a director on that date.  Mr. Longfield did not receive a grant because he retired from the Board before the 2007 grant.

The table below sets forth each director’s stock award holdings as of December 31, 2007.  The stock award holdings represent the number of shares of deferred stock granted to non-employee directors as of December 31, 2007, including additional shares credited due to dividend reinvestment.

Director Stock Award Holdings — December 31, 2007

Name	Stock Awards
Jenne K. Britell	2,114
Thomas W. Hofmann	1,478
L. Robert Johnson	2,114
Paula A. Johnson	2,114
William H. Longfield	—
John P. Neafsey	2,114
John H. Weiland	2,114
Anthony Welters	2,114
Geoffrey F. Worden	2,114
Robert C. Young	2,114
Patrick J. Zenner	2,114

(3)          Prior to 2007, non-employee directors received annual grants of stock options which vested on the first anniversary of the grant date.  The Board eliminated stock options as a component of non-employee director compensation in 2007, and no stock options were granted last year.   The table below sets forth each director’s stock option holdings as of December 31, 2007.  All stock options granted to directors are currently vested.

Director Stock Option Holdings — December 31, 2007

Name	Stock Options Outstanding
Jenne K. Britell	6,400
Thomas W. Hofmann	—0-
L. Robert Johnson	37,200
Paula A. Johnson	10,300
William H. Longfield	37,200
John P. Neafsey	6,400
John H. Weiland	—0-
Anthony Welters	33,450
Geoffrey F. Worden	37,200
Robert C. Young	17,268
Patrick J. Zenner	23,950

(4)          These amounts represent dividend equivalents credited to directors’ accounts under the Director Deferred Compensation Plan.

(5)          This amount consists of: (a) $2,398,976, which is the amount of the 2007 cash lump-sum distribution of Mr. Longfield’s entire Director Deferred Compensation Plan account balance accumulated over the 12-year period (1995 to 2007) of his service; and (b) $36,959, which is the cost to the Company of a golf trip for Mr. Longfield and two relatives, which the Company provided as a retirement gift.  The latter amount consists of (i) $26,220, the incremental cost of the use of the Company-leased aircraft to fly Mr.

Longfield and his relatives to and from Morristown, NJ, to Pinehurst, NC, (ii) $5,309 of hotel expenses incurred for the same trip and (iii) $5,430 for the reimbursement of taxes by the Company on Mr. Longfield’s imputed income for the trip.  The incremental cost is calculated based upon a charge determined by a nationally recognized and independent corporate aircraft service and reflects the direct operating costs (including fuel and similar items), aircraft hangar charges, insurance, fees and assessments, customs, permit fees, flight planning, weather services, and food and service provided on board and upon arrival and departure.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

                        The following table shows the number of shares of our common stock beneficially owned by (a) each director of the Company; (b) each Named Executive Officer listed in the 2007 Summary Compensation Table on page 27; (c) all directors and executive officers as a group; and (d) each person or group known by the Company to own more than 5 percent of the outstanding shares of our common stock.  The information is stated as of December 31, 2007.  Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares.

Name	Common Stock		Options Exercisable Within 60 Days	Percent of Class	Stock-Equivalent Units (1)
Jenne K. Britell	2,700		6,400	*	5,059
Steven A. Ellers	130,181(2)		246,171	1.2%	—
William J. Federici	31,809(2)		143,625	*	—
John R. Gailey III	32,276(2)		53,183	*	—
Thomas W. Hofmann	-0-		-0-	*	1,478
L. Robert Johnson	12,000		37,200	*	23,825
Paula A. Johnson	-0-		10,300	*	5,366
Robert J. Keating	32,660(2)		43,183	*	—
Donald E. Morel, Jr.	235,776(2)		543,388	2.4%	—
John P. Neafsey	27,037		6,400	*	59,091
John H. Weiland	-0-		-0-	*	2,532
Anthony Welters	2,926		33,450	*	21,213
Geoffrey F. Worden	7,524		37,200	*	36,739
Robert C. Young	7,000		17,268	*	17,741
Patrick J. Zenner	2,750		23,950	*	9,368

All directors and executive officers as a group (20) (1)	681,903	(2)(3)	1,396,738	6.4%	182,412

Franklin Advisory Services, LLC One Parker Plaza, Sixteenth Floor Fort Lee, NJ 07024	3,859,873	(4)	—	11.9%	—

Snyder Capital Management, L.P. One Market Plaza Steuart Tower, Ste. 1200 San Francisco, CA 94105	1,842,012	(5)	—	5.7%	—

(1)          These units are held under the Director Deferred Compensation Plan.  The value of a director’s unit account is measured by the price of our common stock on December 31, 2007 ($40.59).

(2)          Includes (i) shares held in employee participant accounts under our 401(k) Plan, Non-Qualified Deferred Compensation Plan for Designated Officers and Employees and Employee Stock Purchase Plan and (ii) incentive shares (time-vested restricted stock) awarded to executive officers under various incentive plans, as follows:

Name	401(k) Plan	Employee Deferred Compensation Plan	Stock Purchase Plan	Incentive Shares (Restricted Stock)
Donald E. Morel, Jr.	535	14,039	3,446	3,891
William J. Federici	-0-	10,696	3,254	2,118
Steven A. Ellers	2,881	23,514	5,851	4,563
Robert J. Keating	—	—	4,041	587
John R. Gailey III	201	2,470	-0-	548
All directors and executive officers as a group	14,720	60,968	28,735	14,515

(3)          Includes 47,803 shares held by the Company’s charitable foundation.  Paula A. Johnson, a member of the Board, and Richard D. Luzzi, an executive officer of the Company, are trustees of the foundation and, in that capacity, are each deemed to be the beneficial owner of the shares held by the foundation because they share voting and investment power over those shares.  Dr. Johnson and Mr. Luzzi disclaim any economic interest in shares held by the foundation.

(4)          Based on information contained in a Schedule 13G filing dated January 25, 2008 made by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC.  Represents shares beneficially owned by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries of FRI.  Charles B. Johnson and Rupert H. Johnson, Jr. are principal owners of FRI, and they, along with FRI and each of FRI’s advisory subsidiaries, disclaim any economic interest or beneficial ownership in any of the shares covered by the Schedule.  They disclaim the existence of a group. Franklin Advisory Services, LLC has sole investment power with respect to 3,859,873 of the shares and sole voting power with respect to 3,845,173 of the shares.

(5)          Based on information contained in a Schedule 13G filing dated February 13, 2008 made by Snyder Capital Management, L.P. (“SCMLP”) and Snyder Capital Management, Inc. (“SCMI”).  Natixis Global Asset Management, L.P. is the direct parent of SCMI and disclaims any direct or indirect control over any of the shares covered by the Schedule.  SCMLP and SCMI have shared investment power with respect to 1,842,012 of the shares and shared voting power with respect to 1,687,112 of the shares.

* Less than one percent of the Company’s outstanding shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and officers file reports of holdings and transactions in West shares with the SEC and the New York Stock Exchange.  Based on our records and other information, we believe that in 2007 our directors and officers met all applicable Section 16(a) filing requirements, except as follows: Mr. Neafsey, a director, filed a late report with respect to the purchase of shares of West common stock and Robert S. Hargesheimer, an officer, filed a late report with respect to the sale of shares of West common stock.

PROPOSALS REQUIRING YOUR VOTE

Item #1 — Election of Directors

                        Our Board of Directors is divided into three classes.  Each year, the directors in one class are elected to serve a three-year term.  We may increase or decrease the size of the Board, elect directors to fill vacancies on the Board and assign directors to a class.  Under that authority, in May 2007 the Board elected Mr. Weiland as a Class III Director and increased the size of the Board to 10 from 9, and in October 2007 the Board elected Mr. Hofmann and increased the size of the Board to 11 members.  Mr. Hofmann was assigned to Class II to serve until the 2008 Annual Meeting and, if re-elected by shareholders, through the balance of his term.

                        The Board has nominated Jenne K. Britell, Donald E. Morel, Jr., John H. Weiland and Robert C. Young for election as Class III directors and Thomas W. Hofmann as a Class II director.  All of the nominees have agreed to be named and to serve, if elected.

                        We expect each nominee for election as a director to be able to serve if elected.  If any nominee is not able to serve, which the Board does not expect, the Board’s Nominating and Corporate Governance Committee will recommend to the Board a replacement nominee.  The Board may then designate the other nominee to stand for election.  If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

                        The principal occupation and certain other information about the nominees and continuing members of the Board are set forth on the following pages.

Nominees For Directors in Class III For Terms to Expire in 2011

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

Jenne K. Britell, Ph.D. Age 65 Director since 2005

Dr. Britell is Chairman and Chief Executive Officer of Structured Ventures, Inc., advisors to private equity and venture-capital firms, and President and Chief Executive Officer of Hamilton Realty Corp., BHM Inc. and Reliance Dyeing & Fishing, family-held companies. She was formerly the Senior Advisor to eBay and its PayPal subsidiary for financial services, and prior to that time, a senior executive with GE Capital, most recently as President of Global Commercial and Mortgage Banking and Executive Vice President of Global Consumer Finance. Dr. Britell is a trustee of Fox Chase Cancer Center and a director of Crown Holdings, Inc., U.S. Russia Investment Fund, Quest Diagnostics Incorporated and United Rentals, Inc.

Donald E. Morel, Jr., Ph.D. Age 50 Director since 2002	Dr. Morel has been our Chief Executive Officer since April 2002 and Chairman of the Board since March 2003. He was also our President from April 2002 to June 2005.

John H. Weiland Age 52 Director since 2007

Mr. Weiland has been President and Chief Operating Officer of C. R. Bard, Inc., a medical-device company, since August 2003, and prior to that time, was its Group President. Mr. Weiland is a member of the Bard Board of Directors.

Robert C. Young, M.D. Age 68 Director since 2002

Dr. Young is the Chancellor of Fox Chase Cancer Center, a research hospital. He is Chairman of the Board of Scientific Advisors of the National Cancer Institute and serves on the Board of Directors of Human Genome Sciences. Dr. Young also is a past President of the American Cancer Society and a former member of the National Cancer Policy Board of the Institute of Medicine.

Nominee For Director in Class II For a Term to Expire in 2010

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

Thomas W. Hofmann Age 56 Director since 2007

Mr. Hofmann is Senior Vice President and Chief Financial Officer of Sunoco, Inc., an oil refining and marketing company. He is a director of Sunoco Logistics Partners and Fox Chase Cancer Center and a member of the Advisory Board of the Boys & Girls Clubs of Philadelphia.

The Board of Directors recommends a vote “FOR” the election of each of the director nominees.

Continuing Class I Directors Whose Terms Expire in 2009

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

Paula A. Johnson, M.D., MPH Age 48 Director since 2005

Dr. Johnson is a cardiologist and Executive Director of the Connors Center for Women’s Health and Gender Biology and Chief of the Division of Women’s Health at Brigham and Women’s Hospital. She is also an Associate Professor at Harvard Medical School.

Anthony Welters Age 53 Director since 1997

Mr. Welters is Executive Vice President and President, Public and Senior Markets Group of UnitedHealth Group, Inc., a diversified healthcare services company. Previously, he served as President and Chief Executive Officer of AmeriChoice Corporation, a UnitedHealth Group Company. He is Vice Chair of New York University, Chairman of Morehouse School of Medicine, a director of C. R. Bard, Inc. and Qwest Communications International, Inc., and a trustee of the New York University School of Medicine and School of Law and of the Library of Congress. He is also a member of the Council of the National Museum of African American History and Culture.

Patrick J. Zenner Age 61 Director since 2002

Mr. Zenner is the retired President and Chief Executive Officer of Hoffmann-La Roche Inc., a pharmaceutical manufacturer. Mr. Zenner currently serves as the Interim Chief Executive Officer and a member of the Board of Directors of EXACT Sciences Corporation. He also is a director of ArQule, Inc., CuraGen Corporation, Geron Corporation, Sciele Pharma, Inc. and Xoma Ltd.

Continuing Class II Directors Whose Terms Expire in 2010

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

L. Robert Johnson Age 66 Director since 1989

Mr. Johnson is Managing Partner of Founders Capital Partners, a venture capital angel group. Mr. Johnson is a life member of the Corporation of the Massachusetts Institute of Technology and a trustee of the Scholarship Foundation of Santa Barbara.

John P. Neafsey Age 68 Director since 1987

Mr. Neafsey is President of JN Associates, an investment consulting firm. He is Chairman of the Board of Alliance Resource Partners, L.P., Constar International Inc. and NES Rentals Holdings Inc. He is a trustee emeritus and presidential counselor of Cornell University and a member of the Board of Overseers of Weill Cornell Medical College.

Geoffrey F. Worden Age 68 Director since 1993

Mr. Worden is President of South Street Capital, Inc., a consulting and investment company. He is a director of Princess House, Inc., a privately owned direct sales company, as well as a director or trustee of the following not-for-profit organizations: New York City Outward Bound; North Carolina Outward Bound; the Episcopal Academy; and Bridges Outreach Inc.

Item #2 — Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008.  Although shareholder approval for this appointment is not required, the Audit Committee and the Board are submitting the selection of PricewaterhouseCoopers LLP for ratification to obtain the views of shareholders and as a matter of good corporate governance.  If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain that firm.

        Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

        The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

        Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm.  As part of this responsibility, the Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  Prior to engagement for the next year’s audit, management will submit a list of services and related fees expected to be rendered by the independent registered public accounting firm during that year for pre-approval by the Audit Committee.  Those services fall within one of the four following categories:

•                  Audit Services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for subsidiaries or affiliates of the Company; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.

•                  Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

•                  Tax Services include all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax analysis and compliance, and review of income and other tax returns.

•                  All Other Services are those services not captured in any of the above three categories.

        The Audit Committee will periodically revise the pre-approved services and may delegate pre-approval authority to one or more of its members.  Such member will report any pre-approval decisions to the Committee at its next scheduled meeting.  With respect to each proposed pre-approved service, the independent registered public accounting firm must provide detailed back-up documentation to the Committee regarding the specific services to be provided.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the integrated audits of the Company’s annual financial statements for the years ended December 31, 2007 and December 31, 2006 and the effectiveness of the Company’s internal control over financial reporting, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2007	2006
Audit Fees (1)	$1,499,564	$1,455,300
Audit-Related Fees	1,273	52,300
Tax Fees (2)	166,997	365,800
All Other Fees (3)	1,500	1,500
Total	$1,667,834	$1,874,900

(1)          Consists of fees associated with the integrated audits of the consolidated financial statements and of the effectiveness of internal controls over financial reporting.  Also includes fees associated with statutory audits, consents and the review of documents filed with the SEC.

(2)          Includes tax advice, tax analysis and tax compliance fees.

(3)          Consists of the cost of accounting research software offered by PricewaterhouseCoopers LLP.

Audit Committee Report

The Audit Committee reviews the Company’s financial-reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  PricewaterhouseCoopers LLP, West’s independent registered public accounting firm for 2007, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2007, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting.  The Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended.  PricewaterhouseCoopers LLP has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and the Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence from the Company.  The Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence.  The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

        Based on the considerations and discussions referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K for 2007.

Audit Committee:

John P. Neafsey, Chairman

Jenne K. Britell

Thomas W. Hofmann

Geoffrey F. Worden

Patrick J . Zenner

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

        The Compensation Committee (the “Committee”) is responsible for developing the overall compensation philosophy at West and makes all decisions regarding the compensation of our executive officers, including the Named Executive Officers.  The Committee’s recommendations for the compensation of the chief executive officer are subject to the approval of the independent directors.

        Our overall compensation philosophy is to tie executive pay with short-term and longer-term company performance and to attract and retain the type of executive leadership that will help the Company achieve its strategic objectives.  In furtherance of these two goals, our compensation programs are designed and administered to reflect the following principles:

•                  The programs should have a strong pay-for-performance element.  A significant portion of executive pay should be “at risk” based on Company and individual performance.  Total compensation should be targeted at the appropriate market median with superior rewards paid for exceeding goals.

•                  The programs should reinforce achievement of both operating performance and strategic objectives.  Annual bonuses should reward performance against key budgeted targets, while long-term incentives keep management focused on business growth and effective utilization of capital.

•                  The programs should link management compensation with the interests of shareholders.  Incentives should facilitate stock ownership and their value should be derived from increasing stock price.

•                  The programs should assure access to needed talent and facilitate retention.  They are designed to be fair and market competitive.  Compensation opportunities should correspond to each executive’s responsibilities, experience and performance.

        Base salaries and targeted annual and long-term incentive opportunities are generally set at or near median pay levels of peer group companies, with the combined value of cash compensation (base salaries and annual bonus) and long-term incentives to be near the top end of the 75th percentile range if maximum performance is achieved.  Because the value of stock-based awards at the time they become vested and earned depends on stock-price appreciation and longer-term operating performance over the award period, individual compensation levels may vary from the intended target.

        Consistent with the compensation philosophy set forth above, performance-based compensation generally represents a greater percentage of the total compensation of the executives who have the most influence over and responsibility for the achievement of performance objectives.

        The Committee has reviewed tally sheets as part of its review of executive compensation.  The tally sheets contain all components of the Named Executive Officer’s 2007 compensation, including current cash (base salary and annual bonus), outstanding equity awards, as well as estimated potential payments to be received upon retirement, voluntary and involuntary termination and termination following a change in control of the Company.  The tally sheets assemble all of the individual elements for each of the Named Executive Officers’ actual and potential compensation so that the Committee may consider the appropriateness of the total value of the compensation packages and the mix between current and projected pay.

        In its most recent review of these tally sheets, the Compensation Committee noted the significant declines in the value of each Named Executive Officer’s existing equity holdings during 2007, which reflected year-over-year declines in the West’s stock price.  The Committee believed that such a decline in wealth accumulation was consistent with the Company’s stock ownership and pay-for-performance philosophies.

        The Committee has retained Towers Perrin HR Services (the “Consultant”), an outside compensation consultant, to assist it.  The Consultant reports directly to the Committee.  During 2007, the Consultant performed the following tasks for the Committee:

•                  Prepared competitive market data with respect to the compensation of the executive officer group;

•                  Provided input on the Committee’s pay recommendations for the chief executive officer;

•                  Provided input on compensation program design, compensation philosophy, comparator groups against which to benchmark the Company’s executive compensation, pay levels and incentive pay mix; and

•                  Provided information on executive compensation trends.

Elements of Executive Pay

        The compensation program for executive officers consists of the following elements:

•                  Base salaries;

•                  Annual incentive (bonus) awards;

•                  Long-term equity incentive awards, consisting of performance-vesting restricted shares and stock options;

•                  In-service and post-employment benefits, and

•                  Perquisites.

Base Salary

        The objective of base salary is to provide fixed compensation for each of the Named Executive Officers that is fair and market-competitive.  Although base salaries are targeted at a competitive range of the market median, base salary levels within that range may vary according to the executive’s experience, length of service in the position, potential for advancement and/or development, the Committee’s subjective view of personal performance, and the influence of compensation structures in markets where the Company competes for talent.

        Increases in base salary are based on an evaluation of the individual’s performance and level of pay in relation to business segment and talent comparator group levels for similar positions.  Salaries are reviewed annually and any adjustments take effect in late April or early May.  The Committee approves the salaries for all corporate officers, taking into account the individual’s responsibilities, experience and performance, as well as position relative to the business segment and talent market comparator groups and to internal peers.  The CEO prepares salary recommendations for officers after reviewing comparative salary data and discusses their performance and the rationale for his recommendations with the Committee.  The Committee discusses the CEO’s compensation directly with the Consultant and seeks a ratification of its decision from the independent directors in executive session.  For other officers, the Committee considers the views and recommendations of the CEO in addition to comparative salary data.

        The following table shows the 2007 increases in base salaries of the Named Executive Officers and their position relative to the average of the business segment and talent market comparator groups.

Name	2006 Base Salary	2007 Base Salary	Average of Business Segment And Talent Market Comparator Groups	% of Average
Donald E. Morel, Jr.	$775,000	$780,000	$780,000	100.0%
William J. Federici	$380,000	$420,000	$390,000	107.7%
Steven A. Ellers	$395,000	$470,000	$540,000	87.0%
Robert J. Keating (1)	$311,929	$360,026	$335,000	107.7%
John R. Gailey III	$285,000	$315,000	$335,000	94.0%

(1)          Mr. Keating’s base salary was converted from Euros to U.S. Dollars at the rate of 0.7310 U.S. Dollars per Euro, which was the average monthly exchange rate for 2007.

        Factors that influenced Mr. Ellers’s base salary increase were his outstanding leadership as Chief Operating Officer, internal pay equity considerations and the benchmarking analysis, which indicated that he was outside the median competitive band.  Increases for the other officers were similarly influenced by performance, the role they play within the Company and, in Mr. Gailey’s case, a desire to move him closer to median pay practices.  Dr. Morel’s base salary increase was solely in recognition of the elimination of certain perquisites.   For an explanation, see “Compensation of the CEO” in this Compensation Discussion and Analysis.

Annual Bonus Awards

        Executive officers may be awarded annual bonuses under the Management Incentive Plan (“Annual Incentive Plan”).  Executives may earn bonuses based on Company financial performance criteria, subject to a maximum and minimum performance and payout limits.  Target bonus levels are determined as a percentage of each executive’s base salary.  Consistent with our overall compensation design, executives with greater responsibilities for influencing financial performance have higher target bonus levels as a percentage of salary.

        Annual incentive payouts are designed to reward designated short-term performance results.  All performance criteria are approved by the Compensation Committee.  The target bonus for each of the Named Executive Officers is established through an analysis of compensation for comparable positions in the business segment and talent market comparator groups.  The combination of base salary and target bonus is intended to approximate the median market if the performance targets are met and approach the 75th percentile if targets are exceeded.

        Annual Incentive Plan awards are paid in cash, but executives may elect to have up to 100% of the bonus paid in West common stock, referred to as “bonus shares.”  This option increases executive stock ownership and further aligns executives with shareholder interests.  As an inducement to acquire and hold shares, the Company also grants one additional time-vested restricted share, referred to as an “incentive share,” for each four bonus shares received.  Incentive shares vest only if the bonus shares are held for four years and the executive remains employed during the vesting period, provisions designed to encourage long-term stock ownership and promote retention.

        Management recommends compensation targets for each participating level of responsibility within the Company, based on the Consultant’s evaluation of incentive compensation levels at the median of the Business Segment Group.  The Committee reviews and approves incentive targets for all Annual Incentive Plan participants.  In addition, in the beginning of the year, the CEO’s incentive compensation target is reviewed by the Committee, which makes recommendations to the independent directors for approval.

        As a result of these reviews, the 2007 target bonus opportunity for each of the Named Executive Officers was increased by an average of 10% as a way to move the incentive-compensation component closer to the median target.

        An executive’s Annual Incentive Plan Award is determined by multiplying his base salary times his bonus opportunity times the applicable “payout factor.”  For each performance measure, a “payout factor” is determined based upon the level of performance for the applicable year versus the targets for that year.  If 100% performance is achieved, the payout factor for each performance measure is 100%.  If the performance level is less than a threshold amount, the payout factor is zero, and if performance exceeds 100%, the payout factor will be greater than 100%.  To calculate an executive’s total payout factor, each payout factor is weighted to reflect relative importance as determined by the Company.

% of Performance Goal Achieved	Payout Factor
115% and above	150.0%
110%	133.3%
105%	116.7%
100%	100.0%
95%	83.3%
85%	50.0%
Below 85%	No payout

        For 2007, the two primary Annual Incentive Plan target performance measurements were earnings-per-share (“EPS”) and operating cash flow targets as contained in the Board-approved annual operating plan.  For executives with operations responsibilities, a combination of regional or divisional revenue, operating income and cash flow is also used.  Performance measures are set at budgeted exchange rates and may be adjusted for unplanned significant events or non-recurring items that cannot be foreseen at the beginning of the award period.  The performance measures are weighted to reflect their relative importance.  The Committee believes that these measures are good indicators of the Company’s year-over-year performance and management’s efforts to position the Company for future growth.

        The following table shows the performance against target for each of the performance measures and their respective weightings.

2007 Performance Achievement Against Target

(In US. $ millions, except per-share data)

Name	Applicable Performance Measures	Actual Performance (1)		Target Performance (1)	% of Target Achieved	% Payout	% Weight	Payout Factor

William J. Federici
John R. Gailey III
Donald E. Morel, Jr.
	Consolidated EPS	$2.25	(2)	$2.25	100.0%	100.0%	65.00%	65.0%
	Consolidated Operating Cash Flow	129.2		145.9	88.6%	61.9%	35.00%	21.7%
	Total Payout Factor							86.7%
Steven A. Ellers
	Global Operations Revenue	984.5		1,005.8	97.9%	92.9%	18.75%	17.4%
	Global Operations Operating Income	147.6		161.9	91.2%	70.6%	37.50%	26.5%
	Global Operations Cash Flow	71.8		79.2	90.7%	69.0%	18.75%	12.9%
	Consolidated EPS	2.25	(2)	2.25	100.0%	100.0%	25.00%	25.0%
	Total Payout Factor							81.8%
Robert J. Keating
	European Region Net Sales	385.8		380.4	101.4%	104.7%	12.50%	13.1%
	Regional Operating Income	79.6		79.4	100.2%	100.8%	37.50%	37.7%
	Pharmaceutical Systems Div. Revenue	709.4		716.2	99.0%	96.8%	6.25%	6.1%
	Division Operating Income	136.3		140.4	97.1%	90.3%	12.50%	11.3%
	Division Cash Flow	81.7		64.1	127.4%	150.0%	6.25%	9.4%
	Consolidated EPS	2.25	(2)	2.25	100.0%	100.0%	25.00%	25.0%
	Total Payout Factor							102.6%

(1)          All targets reflect budget exchange rates and actual performance is adjusted accordingly.

(2)          EPS performance reflects a foreign-exchange differential of $0.11 per share and was adjusted by the Compensation Committee to exclude $0.07 per share of restructuring costs and a $0.23 per-share impairment charge on a supply contract as a result of a customer’s decision to discontinue marketing a product manufactured by the Company.

        The 2007 target and actual Annual Incentive Plan awards paid to each of the Named Executive Officers are shown in the table below.  The cash portion of the bonus is shown in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table, and the value of any bonus shares awarded is included in the “Stock Awards” column of that Table.

2007 Annual Incentive Awards

Name	Target (1) Payout as a % of Salary	Payout Range as a % of Salary	Target Bonus Award ($)	Maximum Award ($)	Actual Cash Award ($)	Value (2) of Bonus Shares ($)	Total Actual Award ($)	Actual Award as a % of Target	Actual Award as a % of Salary
Donald E. Morel, Jr.	100%	0 -150.0%	780,021	1,170,000	507,004	169,001	676,005	86.7%	86.7%
William J. Federici	65%	0-97.5%	273,009	409,514	141,962	94,641	236,603	86.7%	56.3%
Steven A. Ellers	75%	0-112.5%	352,514	528,770	216,350	72,117	288,466	81.8%	53.4%
Robert J. Keating (3)	60%	0-90.0%	216,016	324,023	221,632	—	221,632	102.6%	61.6%
John R. Gailey III	50%	0-75.0%	157,508	236,262	116,028	20,476	136,504	86.7%	43.3%

(1)          Target bonuses are based on each executive’s base salary rate in effect at December 31 of the bonus year and are set as a percentage of base salary.

(2)          The value of bonus shares is determined by reference to the closing stock price ($41.70) on February 26, 2008, the date of grant.

(3)          Mr. Keating’s base salary was converted from Euros to U.S. Dollars at the rate of 0.7310 U.S. Dollars per Euro, which was the average monthly exchange rate for 2007.

Long-Term Incentives

        Stock-based incentive compensation is intended to focus executives on achieving longer-term financial performance goals and to align the interests of executives with those of shareholders.  Long-term incentive awards also serve as a retention mechanism for our experienced executives.

        West currently grants non-qualified stock options that vest over time and performance-vesting share units (“PVS Units”), which entitle the recipient to receive a number of shares of West’s common stock dependent on achievement of multi-year financial targets.  Options and PVS Units are awarded under the West 2007 Omnibus Incentive Compensation Plan (the “2007 Plan”), which was approved by shareholders in May 2007.  The 2007 Plan also permits the payment of cash-based incentives, bonus shares or restricted stock and equity grants to non-employee directors.  The 2007 Plan replaced the 2004 Stock-Based Compensation Plan under which employees were awarded stock options, PVS units, bonus shares and incentive shares.

        After the base salary and annual bonus opportunity for executive officers is set, the value of targeted long-term opportunities is established by comparing the individual’s total direct compensation (i.e., the combination of salary, cash bonus and the expected value of targeted long-term incentive awards) to the market.  The Committee’s practice is to determine the targeted dollar amount of equity compensation and to then grant long-term incentive awards that have a fair value equal to that amount on the grant date.  The value of long-term awards is roughly divided equally between the two types of awards.  The Committee uses a binomial lattice model to value stock options; PVS units are valued based on the discounted value of the stock, adjusted for the risk of forfeiture.

        As with the determination of base salaries and Annual Incentive Plan award opportunities, the Committee exercises judgment in view of the above criteria, taking into consideration CEO recommendations in setting long-term award target levels for non-CEO executives and discussions with the independent directors regarding the target levels for the CEO.  The Committee also considers potential shareholder dilution of the program and overall business and market conditions.  Long-term grants do not affect the amount of an employee’s retirement benefits.

        Stock Options

        Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised.  The exercise price of stock option grants is the average of the high and low price of West common stock on the grant date for options granted prior to May 1, 2007.  For options granted on or after May 1, 2007, the exercise price is the closing price on the date of grant.  Stock options granted since 2004 are exercisable in equal installments on the first through fourth anniversaries of the grant date and have a term of 10 years from the grant date.  Options that are vested — i.e., exercisable — at the time of an employee’s retirement or termination due to disability will remain exercisable through the remainder of the term.  Upon an employee’s death, vested options may be exercised for up to one year.  Upon termination for any other reasons (other than cause), vested options may be exercised for 90 days.  Options will expire immediately in the event of a for-cause termination.  A change in control of the Company will cause any outstanding options to become immediately vested.

        PVS Units

        PVS unit awards provide for a medium-term incentive compensation opportunity that pays out only if certain performance measures are met over a three-year period.  For PVS units awarded in 2007, payouts will depend on achievement of performance levels based on two equally weighted performance measures — compound annual revenue growth (“CAGR”) and return on invested capital (“ROIC”) — for the period beginning on January 1, 2007 and ending on December 31, 2009.  The Committee set a target CAGR and ROIC goal of 10% each.  The payout opportunity is capped at 200% and actual payouts may range from 0% to 200% based on actual results.  The following table shows the payout factors for the 2007 awards:

Target Achieved	Payout Factor
15.0% and above	200%
12.5%	150%
11.0%	120%
10.0%	100%
8.5%	75%
7.0%	50%
Below 7.0%	No payout

Performance between points is straight-line interpolated.

        In setting the targeted CAGR and ROIC goals, the Committee considered past performance, the Company’s cost of capital and information relative to sales growth in the markets in which the Company operates.  The number of options or PVS units previously granted to, or held by, a Named Executive Officer is not a factor in determining individual grants.  Past awards were granted based on performance in prior years.  As a result, potential accumulated wealth is not viewed as relevant in arriving at the current year awards.  The value of 2007 PVS units awarded to each Named Executive Officer is reflected in the 2007 Summary Compensation Table on page 27 and the 2007 Grants of Plan-Based Awards Table on page 29.

Equity-Awards Policy

        It is the policy of the Committee and the Board of Directors that all equity awards (other than grants for newly hired employees and grants for promotions or for retention purposes) are made once per year at the Committee meeting in February or March, following the release of earnings for the prior fiscal year.  To address the need to grant options at other times, the Committee may delegate authority to make equity awards to a Plan Committee, subject to certain guidelines and an overall annual share limitation.  The Plan Committee is prohibited from making any awards or grants to officers of the Company.  The Plan Committee is composed of the Company’s chief executive and chief human resources officers, general counsel and controller.  The policy also confirms that the grant date of any equity award is the date the award is approved at a meeting of the Compensation Committee or Plan Committee and that the exercise price of any stock option is determined as of the grant date in compliance with the terms of the applicable incentive plan.

Stock Ownership Requirements

        First adopted in 1994, stock-ownership goals for all executive officers reflect the Company’s view that senior management should have a significant equity position in the Company.  Stock-ownership goals align executive officers with the interest of shareholders and encourage a longer-term focus in management of the Company.  These goals specify a value equal to specified multiples of the executive’s base salary, which executive officers must acquire within five to seven years of attaining their position.  The Chief Executive Officer’s goal is 5x base salary and the goal for all other executive officers is 2x base salary.  West stock may be held in various forms to achieve the ownership guidelines, including shares held outright (including through West’s Employee Stock Purchase Plan), shares held in retirement and savings plans accounts, and bonus and restricted stock awarded under the Company’s incentive plans.  Progress against these goals is reviewed annually.  All Named Executive Officers currently meet their guidelines.

        Hedges of the Company’s common stock by executive officers or employees of the Company are prohibited.

Benefits

        We offer various retirement benefits that are designed to attract and retain our workforce in a competitive marketplace.  Dr. Morel, Mr. Federici, Mr. Ellers and Mr. Gailey participate in the Company’s 401(k) Plan and qualified defined-benefit Salaried Employees’ Retirement Plan.  In addition to the standard benefits available to all eligible U.S. salaried employees, these four executives are eligible to participate in the Non-Qualified Supplemental Employees Retirement Plan (“SERP”) and Non-Qualified Deferred Compensation Plan for Designated Officers and Employees (“Employee Deferred Compensation Plan”).  Mr. Keating participates in the West Pharmaceutical Services Deutschland GmbH & Co. KG Deferred Compensation Benefit Plan (“German Deferred Compensation Plan”).  The SERP is described under 2007 Pension Benefits Table on page 34 and the Employee Deferred Compensation Plan is described under 2007 Nonqualified Deferred Compensation on page 32.

Other Compensation

        We provide our Named Executive Officers with other benefits, reflected in the “All Other Compensation” column of the 2007 Summary Compensation Table on page 27, that we believe are reasonable and competitive.  In total, they represent a small percentage of the executives’ overall compensation, and include premiums paid on life insurance policies, medical policies and Company contributions to 401(k) and deferred compensation plan accounts.   Dr. Morel, Mr. Federici, Mr. Ellers, Mr. Gailey, along with other U.S.-based executive officers, receive the use of a Company-leased automobile.  The Company eliminated all other perquisites that were previously provided to the U.S.-based Named Executive Officers, including the financial planning reimbursement and executive medical reimbursement arrangements.  Mr. Keating receives use of a Company-leased automobile and reimbursement for a golf-club membership.  The Company also provides him with a variety of perquisites and benefits that the Company considers customary for overseas assignments of senior executive personnel.

Termination and Change in Control Agreements

        Termination Agreements

        Upon certain types of terminations not relating to a change in control of the Company, severance benefits may be paid to certain Named Executive Officers.  Severance benefits for Dr. Morel are addressed in his employment agreement and for Mr. Ellers and Mr. Keating in a Non-Competition Agreement and a Severance and Non-Competition Agreement, respectively.  Severance benefits payable to the other Named Executive Officers will be determined by the Compensation Committee in its discretion.

Change in Control Agreements

We have also entered into Change in Control Agreements with each of our Named Executive Officers.  We believe that such agreements are an important element in ensuring that the executives remain focused on the Company’s business in the event of a threat or occurrence of a change in control; encourage executives to act in the best interest of the shareholders in evaluating a transaction; and protect the value of the Company by retaining key talent.   The Change in Control Agreements come into play if there is a change in control and a qualifying termination, commonly referred to as a double trigger.  Additional details are described under Estimated Payments Following Severance beginning on page 36.

Accounting Impact on Executive Compensation

In designing our total compensation and benefit programs, we review the accounting implications of our decisions.  We seek to deliver cost effective compensation and benefit programs that meet our needs while ensuring an appropriate impact on reported earnings and other financial measures that are deemed important to the Company.  We have also taken steps to ensure that all of our nonqualified deferred compensation plans and arrangements comply with the recently implemented regulations under Section 409A of the Internal Revenue Code.

Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation such as the Company is denied a federal tax deduction for compensation in excess of $1,000,000, which is paid to its chief executive officer and its three most-highly compensated executive officers other than the chief financial officer.  “Qualified performance-based compensation” and certain other compensation are not subject to the deduction limitation.  Our Board of Directors has taken action to cause cash bonus awards and grants of stock options, PVS units and other stock awards under West’s incentive plans to be treated as qualified performance-based compensation and, therefore, not be limited by Section 162(m).

Benchmarking

To assure that executive compensation is market competitive, the Committee sets midpoint base salaries, target bonus levels and long-term incentive award values at the median of a select group of peer companies and compensation data from a broader survey conducted by the Consultant.

The peer group companies were selected based on their comparability to West as measured by global footprint, manufacturing capabilities, revenues, materials, intellectual-property profile and customer characteristics.  The peer group was proposed by the Consultant, and selected and agreed to by the Committee and management.  It is comprised of the following companies:

Business Segment Comparator Group

Advanced Medical Optics, Inc.	Cooper Industries, Inc.	Kinetic Concepts, Inc.	Respironics, Inc.
AptarGroup, Inc.	C. R. Bard, Inc.	Mentor Corporation	Rochester Medical Corporation
Arrow International, Inc.	Dade Behring Inc.	Edwards Lifesciences LLC	Theragenics Corporation
Baxter International, Inc.	Datascope Corp.	Hospira, Inc.	Tyco Healthcare
Beckman Coulter, Inc.	Dentsply International Inc.	Millipore Corporation	Varian Medical Systems, Inc.
Becton Dickinson & Co.	Invacare Corporation	Pall Corporation

The broader market group consists of companies with revenues of $500 million to $2 billion in the chemicals, electronics and scientific equipment, healthcare/medical products, industrial manufacturing and pharmaceuticals industries that participate in the Consultant’s annual executive compensation database.  Intended to represent the marketplace where the Company may compete for talent, this broader group is used to confirm the competitiveness of compensation paid to similar executives at the peer group companies and when information on particular executive positions at the peer group companies is unavailable.  The 57 companies in the Talent Market Group used for 2007 compensation purposes are:

Talent Market Comparator Group

Actuant Corporation	Advanced Medical Optics, Inc.	Ameron International Corporation
Arysta LifeScience North America	Barnes Group, Inc.	Barr Laboratories, Inc.
Brady Corporation	Celgene Corporation	Cephalon, Inc.
Covance, Inc.	Cubic Corporation	Dade Behring Holdings, Inc.
Donaldson Company, Inc.	MSC Industrial Direct Co., Inc.	Omnova Solutions, Inc.
PerkinElmer, Inc.	Dresser, Inc.	Dynea, Oy
Herbalife International of America, Inc.	Herman Miller, Inc.	IDEX Corporation
International Specialty Products	JLG Industries, Inc.	Kaman Industrial Technologies
Koppers, Inc.	LORD Corporation	LifeLabs
Milacron, Inc.	Millennium Pharmaceuticals, Inc.	Millipore Corporation
Plexus Corp.	Purdue Pharma L.P.	Rayonier Inc.
Sencorp, Inc.	Sensata Technologies, Inc.	Sybron Dental Specialties, Inc.
Toro Pharm Logistics	Visiting Nurse Service	Warner Chilcott Limited
Watson Pharmaceuticals, Inc.	Schweitzer-Mauduit International, Inc.	Shire plc
AMETEK, Inc.	Dentsply Pharmaceutical	International Flavors & Fragrances, Inc.
Bracco Diagnostics, Inc.	Packaging Corporation of America, Inc.	King Pharmaceuticals, Inc.
The Connell Company	H.B. Fuller Company	Medimmune, Inc.
Mine Safety Appliances	Thomas & Betts Corporation	Sigma-Aldrich Corporation
Regal-Beloit Corporation	Wellcare Health Plans, Inc.	Makino, Inc.

In 2007, the Committee reviewed a detailed analysis of all elements of executive compensation prepared by the Consultant.   The analysis compared the (i) base salary, (ii) total cash compensation (base salary plus cash bonus) and (iii) total direct compensation (total cash compensation plus the expected value of long-term incentives) of each Named Executive Officer against the same categories of compensation for the Business Segment Group and the Talent Market Group.  The compensation for the groups reflected pay in effect on March 12, 2006 and were adjusted using a 3.75% annual update factor.

The analysis revealed that base salaries and total cash compensation (base salary plus bonus) levels for the Named Executive Officers were within (+/- 15%) the 50th percentile range of the Business Segment Group.  However, with some exceptions, total direct compensation levels were below the competitive range due to generally below-market long-term incentive awards.  Reflecting the more modest pay practices of the cross-industry sampling represented by the Talent Market Group, all elements of West’s targeted compensation opportunity are generally aligned with median market levels.  The Committee used these data to adjust 2007 base salary, bonus and the expected value and mix of long-term incentive awards for certain of the Named Executive Officers, as described in Elements of Executive Pay above.

2007 CEO Compensation Decisions

The evaluation of the CEO is one of the fundamental duties of the Board of Directors. The CEO evaluation process is led by the Committee and presented to the independent directors in executive session. The CEO is evaluated by each Board member against pre-established criteria for the year, as well as on multi-year objectives.   Compensation discussions are held in January and are recommended and approved by the Committee to the independent directors at the executive session held in February.

In reaching its recommendation for Dr. Morel’s 2007 compensation, the Committee considered the following factors:

•	The financial and strategic results achieved by the Company for the last calendar year relative to the pre-established objectives in the Company’s annual operating plan and multi-year strategic plan;

•	The financial plans and strategic objectives for the next fiscal year;

•	Other strategic and operational factors critical to the long-term success of the Company;

•	The benchmarking analysis described previously; and

•	Guidance from the Consultant.

Based on the above and in recognition of Dr. Morel’s strong leadership in strategically positioning the Company for future growth and success, the independent members of the Board of Directors approved the following compensation actions:

•

Dr. Morel did not receive a regular increase in his base salary for 2007 in light of the increase awarded to him by the Board in December 2006. However, Dr. Morel did receive an increase in base salary of $5,000 solely to compensate for the elimination by the Company of perquisites that reimbursed certain medical and financial planning expenses.

•

Dr. Morel’s Annual Incentive Plan award for 2007 was consistent with the formula for other corporate employees, reflecting the 86.7% final payout factor based on achieving the corporate performance goals.

•

In 2007, Dr. Morel received 96,576 stock options and 27,541 PVS units. Under the terms of the award, the award will be adjusted based on the attainment of the performance measures mentioned above. As a result, the primary elements of Dr. Morel’s compensation for 2007 are targeted to be $1,490,540 assuming all performance targets for the Company are met, and including the target value for long-term incentives that will be earned over future years. Dr. Morel’s actual compensation will vary from this amount, depending upon the actual performance of the Company and its stock price over time.

Total compensation for Dr. Morel is higher than any other Named Executive Officer due to his breadth of responsibilities for the entire enterprise.

Compensation Committee Report

The Compensation Committee, composed of independent directors, reviewed and discussed the preceding Compensation Discussion and Analysis with the Company’s management.  Based on this review and discussions, the Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee:

L. Robert Johnson, Chairman

Anthony Welters

Patrick J. Zenner

Executive Compensation Tables

The following table includes information on the compensation of the “Named Executive Officers” listed in the table for the fiscal year ended December 31, 2007.

2007 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus (2) ($) (d)	Stock Awards (3) ($) (e)	Option Awards (4) ($) (f)	Non-Equity Incentive Plan Compensa- tion (5) ($) (g)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings (6) ($) (h)	All Other Compensa- tion (7) ($) (i)	Total ($) (j)

Donald E. Morel, Jr.
Chairman of the Board and Chief Executive Officer	2007	$778,382	-0-	$1,344,222	$733,539	$676,005	$155,146	$137,111	$3,824,405
	2006	664,059	200	1,159,851	574,926	915,904	263,085	143,177	3,721,202

William J. Federici
Vice President and Chief Financial Officer	2007	407,656	-0-	339,993	178,234	236,603	61,682	74,179	1,298,347
	2006	376,190	100	246,652	106,455	280,797	41,828	69,736	1,121,758

Steven A. Ellers
President and Chief Operating Officer	2007	446,843	-0-	581,377	307,828	288,466	99,033	70,392	1,793,939
	2006	388,145	200	492,467	212,814	340,478	301,376	76,321	1,811,801

Robert J. Keating*
President, Europe and Asia Pacific	2007	360,866	-0-	177,300	97,609	221,632	-0-	292,144	1,149,551
	2006	311,929	-0-	147,349	65,922	224,860	-0-	279,182	1,029,242

John R. Gailey III
Vice President, General Counsel and Secretary	2007	305,691	-0-	171,058	92,936	136,504	46,429	57,241	809,859
	2006	273,578	200	133,786	59,173	168,419	81,168	55,002	771,326

(1)	Amounts shown are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of salary into the Employee Deferred Compensation Plan.

(2)	Represents annual holiday bonus, which was eliminated effective January 1, 2007 for the U.S.-based Named Executive Officers.

(3)

These amounts represent the compensation costs of incentive (time-vesting restricted) shares and PVS units recognized as expense in West’s financial statements in 2007 under FAS 123(R). The costs relate to stock awards made in February 2007, as well as outstanding prior awards. See Note 16 of the Notes to Financial Statements contained in the Company’s 2007 Form 10-K for the assumptions made in determining FAS 123(R) values. The fair value of all stock-based compensation awards is recognized as an expense over the related performance or service period required for the awards to vest. Incentive shares vest over four years and PVS unit awards pay out at the end of the three-year performance period. The expense for PVS unit awards reflects estimated performance payout factors. The following table summarizes the portion of 2007 expense attributable to unearned PVS unit awards by year of award and the total number of outstanding unvested incentive shares granted to each Named Executive Officer and the associated compensation costs for 2007.

	PVS Unit Awards			Unvested Incentive Shares
	2005 Award	2006 Award	2007 Award
Name	($)	($)	($)	(#)	($)
Donald E. Morel, Jr.	341,843	341,133	634,541	3,891	26,705
William J. Federici	88,313	64,107	173,053	2,118	14,520
Steven A. Ellers	149,554	141,027	259,590	4,563	31,206
Robert J. Keating	42,735	44,867	86,538	587	3,160
John R. Gailey III	42,735	38,467	86,538	548	3,318

(4)

These amounts represent the compensation costs of stock option awards recognized as expense in West’s financial statements in 2007 under FAS 123(R). The options generally become exercisable in four equal installments over four years following the grant date. The FAS 123(R) value as of the grant date for options is spread over the number of months of service required for the grant to become non-forfeitable. The costs relate to options granted in February 2007, as well as outstanding prior awards granted in February 2006, March 2005, May 2004 and, in the case of Dr. Morel, March 2002. As noted in Note 16 of the Notes to Financial

Statements contained in the Company’s 2007 Form 10-K, the value used for recognition of expense for stock options was calculated using the Black-Scholes option pricing model based on the following weighted average assumptions:

	2004	2005	2006	2007
Expected Life (Years)	6	6	6	5
Risk-Free Interest Rate	3.95%	4.07%	4.62%	4.46%
Dividend Yield	2.17%	1.72%	1.47%	1.16%
Expected Volatility	27.7%	27.9%	29.3%	30.3%

The following table summarizes the 2007 expense attributable to stock options by grant date of the award:

	2004 Award	2005 Award	2006 Award	2007 Award
Name	($)	($)	($)	($)
Donald E. Morel, Jr.	58,820	169,911	194,266	310,542
William J. Federici	10,640	32,715	50,185	84,694
Steven A. Ellers	23,096	72,700	84,993	127,029
Robert J. Keating	7,353	23,628	24,283	42,345
John R. Gailey III	6,315	19,993	24,283	42,345

(5)

The amounts included in this column are the Annual Incentive Plan awards for 2007, which were paid in early 2008, ranging between 81.8% and 102.6% of target. Amounts shown are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of awards into the Employee Deferred Compensation Plan or German Deferred Compensation Plan, as applicable. Annual Incentive Plan payouts are in cash, except participants may elect to have up to 100% of their Annual Incentive Plan award paid in shares of West common stock, referred to as “bonus shares,” valued at the date the award is approved by the Compensation Committee. The following table shows the percentage of the total incentive-plan payout that each Named Executive Officer elected to receive in shares, net of applicable taxes:

Name	% of Annual Incentive Plan Paid in Bonus Shares	Number of Bonus Shares Awarded
Donald E. Morel, Jr.	24.25%	2,894
William J. Federici	64.00%	3,720
Steven A. Ellers	62.50%	4,617
Robert J. Keating	0%	—
John R. Gailey III	15.00%	491

(6)

These amounts are solely an estimate of the increase in actuarial present value of the Named Executive Officers’ age-65 accrued benefit under the Company’s retirement plans for 2007. Assumptions are further described under 2007 Pension Benefits Table on page 34. Amounts are payable only when a participant’s employment terminates, and may be reduced if benefits are commenced prior to retirement.

(7)

Represents (i) reimbursement for financial-planning services, which was discontinued effective January 1, 2007 for the U.S.-based Named Executive Officers, (ii) costs of providing a Company-leased vehicle, including lease payments, gas, maintenance and insurance, (iii) Company matching contributions on cash deferrals to the Employee Deferred Compensation Plan and 401(k) Plan, (iv) the incremental cost of additional medical benefits provided to executives, including Company-paid premiums for executive medical plan coverage, which was discontinued effective May 1, 2007 for the U.S.-based Named Executive Officers, (v) Company-paid life insurance premiums, (vi) dividend equivalents paid in 2007 on unvested incentive shares and unearned PVS units and (vii) tax gross-ups.

All Other Compensation — 2007

Name	Use of Company Car	Deferred Comp Plan/Savings Plan Company Match	Company Paid Medical Plan Costs	Life Insurance	Dividend Equivalents	Tax Gross-ups	Other		Total
Donald E. Morel, Jr.	$33,447	$31,135	$10,369	$4,437	$43,367	$14,356	$—		$137,111
William J. Federici	27,157	16,306	10,369	1,006	10,359	8,982	—		74,179
Steven A. Ellers	19,161	18,218	5,083	1,045	18,114	8,771	—		70,392
Robert J. Keating*	21,745	—0-	4,144	8,487	5,658	76,758	175,352	(a)	292,144
John R. Gailey III	20,136	12,228	10,369	755	4,943	8,810	—		57,241

(a)

Represents the following compensation paid to Mr. Keating in connection with his overseas assignment: cost-of-living allowance — $57,656; Company payment for the purchase of private retirement benefit — $89,125; airfare for spouse — $12,258; partial golf club membership — $1,368; furniture storage — $1,762; tax and financial planning and preparation — $9,384; and disability insurance premiums — $3,799.

*

The dollar amounts shown for Mr. Keating were converted from Euros to U.S. Dollars, except for life insurance premium payments that are included as All Other Compensation, which are converted from Australian Dollars, as follows:

Year	Average Monthly Euro Exchange Rate	Average Monthly Australian Dollar Exchange Rate
2006	0.7974	1.3289
2007	0.7310	1.1960

2007 Grants of Plan-Based Awards Table

The following table provides information on stock options, bonus shares, incentive shares (time-vested restricted stock) and PVS units granted to our Named Executive Officers in 2007.  The portion of these awards that was expensed in 2007 is shown in the 2007 Summary Compensation Table on page 27.  The compensation plans under which the grants were made are described in the Compensation Discussion and Analysis section under the Long-Term Incentives heading.

								All Other Stock	All Other Option Awards:			Grant Date
								Awards:	Number	Exercise		Fair
		Estimated Future Payouts Under			Estimated Future Payouts			Number	of	or Base	Closing	Value of
		Non-Equity			Under Equity			of	Securities	Price	Price	Stock
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			Shares	Under-	of	on	and
								of Stock	lying	Option	Grant	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units (3)	Options	Awards (4)	Date (4)	Awards (5)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Donald E. Morel, Jr.	2/27/07	390,011	780,021	1,170,031
	2/27/07				13,771	27,541	55,082					1,238,519
	2/27/07							756				33,997
	2/27/07								96,576	44.97	45.80	1,490,602
William J. Federici	2/27/07	136,505	273,009	409,514
	2/27/07				3,756	7,511	15,022					337,700
	2/27/07							384				17,268
	2/27/07								26,339	44.97	45.80	406,529
Steven A. Ellers	2/27/07	176,257	352,514	528,771
	2/27/07				5,634	11,267	22,534					506,677
	2/27/07							930				41,822
	2/27/07								39,508	44.97	45.80	609,786
Robert J. Keating	2/27/07	108,008	216,016	324,024
	2/27/07				1,878	3,756	7,512					168,907
	2/27/07								13,169	44.97	45.80	203,257
John R. Gailey III	2/27/07	78,754	157,508	236,262
	2/27/07				1,878	3,756	7,512					168,907
	2/27/07								13,169	44.97	45.80	203,257

(1)

These amounts represent the minimum, target and maximum awards under the Annual Incentive Plan. The amounts shown in this column are not reduced to reflect any elections to defer receipt of an executive’s cash bonus or bonus shares under the Employee Deferred Compensation Plan or German Deferred Compensation Plan, as applicable.

(2)

These amounts represent PVS units granted which may vest depending on attainment of performance targets over a three-year performance period. All PVS units have a grant date FAS 123(R) value of $44.97 per share. The amounts shown in this column are not reduced to reflect any elections to defer receipt of an executive’s PVS units under the Employee Deferred Compensation Plan.

(3)

The amounts represent the number of incentive shares (time-vested restricted stock) awarded to the Named Executive Officers who have elected to receive a portion of their Annual Incentive Plan payout in the form of bonus shares. The amounts shown in this column are not reduced to reflect any elections to defer receipt of an executive’s incentive shares under the Employee Deferred Compensation Plan.

(4)

The exercise price of all options granted in February 2007 equals the average of the high and low of West common stock on the grant date, so the exercise price of the stock options reported under column (l) was less than the closing price of West common stock on the grant date as reported under column (k). For options granted after May 1, 2007, the exercise price will be equal to the closing price.

(5)

Column (m) includes the aggregate FAS 123(R) values of options and stock awards granted during 2007. The per-option FAS 123(R) grant date value was $15.435 each for all options. See Note 16 of the Notes to Financial Statements contained in the Company’s 2007 Form 10-K for the assumptions made in determining FAS 123(R) values.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table contains information on the current holdings of stock options, unearned PVS units and unvested incentive shares held by the Named Executive Officers on December 31, 2007.

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Donald E. Morel, Jr.								3,891	(7)	157,936	*	157,766	(8)	6,403,722	*
	8,167	(1)	60,000	(2)		13.05	3/25/2010
	248,423	(3)				13.99	4/30/2012
	75,935	(4)				11.30	4/28/2008
	102,000	(3)	34,000			19.37	5/5/2014
	47,591	(3)	47,952			24.20	4/11/2015
	18,564	(3)	55,963			32.59	2/24/2016
			96,576	(3)		44.97	2/27/2017
William J. Federici								2,118	(7)	85,970	*	37,752	(8)	1,532,354	*
	100,000	(5)				13.51	8/17/2008
	6,150	(3)	18,450			19.37	5/5/2014
	9,000	(3)	9,000			25.53	3/5/2015
	4,795	(3)	19,183			32.59	2/24/2016
			26,339			44.97	2/27/2017
Steven A. Ellers								4,563	(7)	185,212	*	65,896	(8)	2,674,719	*
	110,000	(1)				13.02	3/25/2010
	50,000	(4)				11.30	4/28/2008
	40,500	(3)	13,350			19.37	5/5/2014
	20,000	(3)	20,000			25.53	3/5/2015
	8,122	(3)	24,366			32.59	2/24/2016
			39,508	(3)		44.97	2/27/2017
Robert J. Keating								587	(7)	23,826	*	20,588	(8)	835,667
	16,000	(6)				14.41	3/8/2012
	12,750	(3)	4,250			19.37	5/5/2014
	6,500	(3)	6,500			25.53	3/5/2015
	2,320	(3)	6,962			32.59	2/24/2016
			13,169			44.97	2/27/2017
John R. Gailey III								548	(7)	22,243	*	19,628	(8)	796,701	*
	28,800	(1)				13.02	3/25/2010
	3,650	(3)	10,950			19.37	5/5/2014
	5,500	(3)	5,500			25.53	3/5/2015
	2,320	(3)	6,962			32.59	2/24/2016
			13,169			44.97	2/27/2017

(1)	Options granted in March 2000, become vested in five equal annual installments on the anniversary of the grant date and expire on the tenth anniversary of their grant date.

(2)	Options granted in March 2000, become vested on October 25, 2009 and expire on the tenth anniversary of the grant date.

(3)

Options granted in April 2002, May 2004, March 2005, April 2005, February 2006 and February 2007 become vested in four equal annual installments on the anniversary of the grant date and expire on the tenth anniversary of the grant date.

(4)	Options granted in April 2003 become vested on the first anniversary of the grant date and expire on the fifth anniversary of the grant date.

(5)	Option granted in August 2003 becomes vested in two equal annual installments on the anniversary of the grant date and expires on the fifth anniversary of the grant date.

(6)	Options granted in March 2002 become vested on the first anniversary of the grant date and expires on the tenth anniversary of the grant date.

(7)

Amounts represent the total number of unvested incentive shares (time-vested restricted stock) that have been awarded from 2003 through 2007. Incentive-share awards vest 100% on the fourth anniversary of the grant date if the bonus share that the incentive share relates to has not been sold and the employee has not terminated employment. If the incentive shares become vested, the executive receives additional shares as if dividends had been paid on the incentive shares from the grant date and reinvested in additional shares. Unvested incentive shares (and any associated dividend rights) are forfeited upon employment termination, except due to retirement where a prorated portion is vested based on the time elapsed between the grant date and retirement date.

(8)

Amounts represent unearned PVS units awarded in 2005, 2006 and 2007, and assume a maximum payout of 200% pursuant to SEC requirements because the previous fiscal year’s performance achieved greater than the target performance measure.

*	The market value of the unvested incentive shares and unearned PVS units is based on the closing price of West common stock on December 31, 2007 of $40.59.

2007 Option Exercises and Stock Vested Table

The following table shows the number of shares of West common stock acquired by the Named Executive Officers during 2007 upon the exercise of stock options and the vesting of incentive shares and PVS units.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Name (a)	(#) (b)	($) (c)	(#) (d)	($) (e)
Donald E. Morel, Jr.	40,730	1,432,344	92,822	4,444,918
William J. Federici	-0-	-0-	10,748	483,338
Steven A. Ellers	-0-	-0-	23,936	1,076,167
Robert J. Keating	-0-	-0-	7,584	340,537
John R. Gailey III	-0-	-0-	6,544	294,200

(1)	The value realized is equal to the difference between the option exercise prices and the fair market value of West common stock on the dates of exercise, multiplied by the number of options exercised.

(2)

Reflects PVS units that were awarded in 2003 and earned in February 2007 and incentive shares that were awarded in 2003 and vested in February 2007, including additional shares awarded pursuant to dividend equivalents. Also, with respect to Dr. Morel, the total amount includes 68,879 restricted shares (including 3,162 shares credited due to dividend equivalents payable when the shares were restricted) with a fair market of value $3,368,597, which became vested on June 25, 2007, after the shareholders of the Company approved an increase in the annual limitation for the amount payable annually to any executive from $500,000 to $6,000,000. The price used to calculate the fair market value was the closing price on June 22, 2007, which was $48.97. The following table shows the number of vested incentive shares and PVS unit payouts, and the number of additional shares distributed due to dividend equivalents.

Name	Vested Incentive Shares (#)	Dividends Paid on Vested Incentive Shares (#)	PVS Unit Payouts (#)	Dividends Paid on PVS Unit Payouts (#)
Donald E. Morel, Jr.	666	49	22,121	1,107
William J. Federici	-0-	-0-	10,428	320
Steven A. Ellers	396	29	22,810	701
Robert J. Keating	182	13	7,169	220
John R. Gailey III	152	11	6,191	190

(3)

The value of the PVS units upon vesting was determined by multiplying the number of PVS units by the relevant performance factors at the end of the period (162.93%) and then multiplying by the fair market value of West common stock on the payout date, February 27, 2007, which was $44.97. The value of vested incentive shares is determined based on the fair market value of common stock on the vesting date, February 28, 2007, which was $45.35.

2007 Nonqualified Deferred Compensation Table

The table shows the executive contributions, earnings and account balances for the U.S.-based Named Executive Officers in the Employee Deferred Compensation Plan and for Mr. Keating in the German Deferred Compensation Plan.

Name (a)	Executive Contributions in Last FY (1) ($) (b)	Registrant Contributions in Last FY (2) ($) (c)	Aggregate Earnings in Last FY (3) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE (4) ($) (f)
Donald E. Morel, Jr.	208,348	31,135	(70,827)	95,100	1,612,823
William J. Federici	90,582	33,893	(110,170)	-0-	639,810
Steven A. Ellers	259,608	60,468	(215,824)	43,770	1,675,037
Robert J. Keating (5)	245,285	-0-	16,683	-0-	481,724
John R. Gailey III	169,425	12,228	1,353	-0-	587,738

(1)

These amounts represent executive contributions of Annual Incentive Plan cash bonus deferrals, salary deferral and Annual Incentive Plan bonus stock deferrals for the Company’s U.S.-based executives, as follows:

Name	Salary Deferral ($)	Cash Bonus Deferral ($)	Bonus Stock Deferral ($)
Donald E. Morel, Jr.	116,758	91,590	-0-
William J. Federici	20,383	-0-	70,199
Steven A. Ellers	89,369	-0-	170,239
John R. Gailey III	45,854	123,572	-0-

The value of Annual Incentive Plan bonus stock deferrals is measured as of the date of contribution, February 27, 2007, at the closing price on that date, $45.80. Mr. Keating participates in the German Deferred Compensation Plan, which only permits the deferral of cash bonuses payable under the Annual Incentive Plan.

(2)

These amounts reflect the Company matching contributions under the Employee Deferred Compensation Plan, which, along with Company matching contributions to the 401(k) Plan, is also included in the 2007 Summary Compensation Table in the “All Other Compensation” column. The matching contributions are made up of two parts, (a) matching contributions on salary plus cash bonus deferrals equal to 100% of the first 3% of an executive’s compensation which is deferred plus 50% of the next 2% of an executive’s compensation which is deferred (this is the “cash match”), and (b) incentive shares equal to 25% of the number of shares of bonus stock deferred. The amounts credited in 2007 for each executive were as follows: Dr. Morel — all cash match; Mr. Federici — $16,306 cash match and $17,587 incentive shares; Mr. Ellers — $18,218 cash match and $42,594 incentive shares; and, Mr. Gailey — all cash match. The value of incentive share deferrals is measured as of the date of contribution, February 27, 2007, at the closing price on that date, $45.80.

(3)

For U.S.-based executives, these amounts reflect the net gains (losses) attributable to the investment funds in which the executives have chosen to invest their contributions and the Company’s matching contributions under the Employee Deferred Compensation Plan and 401(k) Plan. Under the German Deferred Compensation Plan, Mr. Keating is credited with interest measured at the Euro Interbank Offered rate (“EURIBOR rate”) plus 0.25%.

(4)

This is the total balance for each executive, whether or not vested. Mr. Federici is the only executive who is not 100% vested in his cash match. $11,988 of Mr. Federici’s cash match is not vested, but will vest on August 18, 2008 if he remains employed on that date.

(5)	Amounts converted to U.S. Dollars from Euros at a rate of 0.7310 U.S. Dollars per Euro.

Employee Deferred Compensation Plan

Under the Employee Deferred Compensation Plan, executives may invest their salary and cash bonus deferral contributions in a selection of investment options that mirror the funds available under the 401(k) Plan.  The available investment options change periodically.  As of December 31, 2007, participants could choose among several different investments, including domestic and international equity funds, money market and bond funds managed by the Plan’s trustee.  Participants can change these investment selections prospectively at any time.

All employer cash matching contributions on salary and cash bonus contributions are initially invested in a Company stock fund, as with matching contributions made under the 401(k) Plan.  However, beginning January 1, 2008, Employee Deferred Compensation Plan participants with at least three years of service may re-invest employer contributions in any of the other investment options available under the Plan.

As with the 401(k) Plan, employer cash matching contributions made before January 1, 2007 vest 20% per year.  Employer cash matching contributions made on or after January 1, 2007 are 100% vested, which is the same as under the 401(k) Plan.

Beginning in the year following the year of an Employee Deferred Compensation Plan participant’s year of hire, a participant may defer payout of bonus stock awarded under the Annual Incentive Plan and PVS units.  If a participant defers his bonus stock, the incentive shares on that bonus stock will also be deferred.  Incentive shares will vest on the fourth anniversary of the date of contribution or will vest pro rata on retirement, death or disability, if earlier.  During the time these awards are deferred, they are deemed invested in West stock, receive additional credits for dividend equivalents and will be distributed in shares of West stock.

Amounts deferred in any year, except for matching contributions on cash contributions will automatically be distributed to a participant after the fifth anniversary of the year they were deferred.  A participant may choose to defer these amounts to another date or until employment termination.  Matching contributions on cash contributions are only distributable upon employment termination.  Any distributions made at employment termination may be in the form of either a cash lump sum, stock lump sum or in 10 equal annual installments, at the election of the participant.

German Deferred Compensation Plan

Under the German Deferred Compensation Plan, prior to distribution of a participant’s Annual Incentive Plan award, an employee may elect to defer receipt of the award until retirement (on or after age 65), death or disability.  In addition, a terminated employee may request distribution any time after attaining age 60.  Amounts are credited to an account that earns monthly interest at the EURIBOR rate plus 0.25%.  There are no matching contributions under the German Deferred Compensation Plan, and stock awards may not be deferred under the German Deferred Compensation Plan.  Amounts can be distributed in a lump sum or over a period of up to 10 years in annual installments as chosen by a participant.

2007 Pension Benefits Table

The table below shows the actuarial present value of accumulated pension benefits payable to our Named Executive Officers under the Retirement Plan and the Supplemental Employees Retirement Plan.  The benefits were determined using assumptions consistent with those used by the Company in its financial statements.

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (#) (c)	Present Value of Accumulatd Benefit (2) ($) (d)	Payments During Last Fiscal Year ($) (e)
Donald E. Morel, Jr.	Retirement Plan	15	236,887	-0-
	SERP	15	925,575	-0-
	Total	15	1,162,462	-0-
William J. Federici	Retirement Plan	4	67,359	-0-
	SERP	4	122,399	-0-
	Total	4	189,758	-0-
Steven A. Ellers	Retirement Plan	24	544,935	-0-
	SERP	24	930,894	-0-
	Total	24	1,475,829	-0-
Robert J. Keating (3)	Retirement Plan	—	—	—
	SERP	—	—	—
	Total	—	—	—
John R. Gailey III	Retirement Plan	16	289,446	-0-
	SERP	16	190,871	-0-
	Total	16	480,317	-0-

(1)          Equals the number of full years of credited service as of December 31, 2007.  Credited service begins with the anniversary of a participant’s hire date and ends with the date he is deemed terminated by West.

(2)          An actuarial present value of the benefits is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money.  The actuarial present value represents an estimate of the amount which, if invested as of December 31, 2007 at a discount rate of 6.25%, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit.  Estimated future payments are assumed to be in the form of a single lump-sum payment at retirement determined using interest-rate and mortality assumptions contained in the GAR94 Mortality Table, in accordance with applicable Internal Revenue Code regulations.  The assumed retirement age for each Named Executive Officer is 65, the earliest age at which the executive could retire without any benefit reduction due to age.  Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, final service, future compensation levels, interest-rate movements and regulatory changes.

(3)          Mr. Keating is based in Germany and is not eligible to participate in the Company-sponsored retirement plans.

Retirement Plan

Until December 31, 2006, West maintained a final average pay defined benefit pension plan, which calculated retirement benefits for participants as a percentage of average annual earnings.  The normal retirement benefit equals 1.9% of the average of a participant’s five highest consecutive calendar years of compensation out of the participant’s last 10 calendar years of service, multiplied by his or her years of service up to 25 years, plus 0.5% of such average multiplied by his or her years of service in excess of 25 but not more than 35 years.  A participant’s benefit is reduced by his expected social security benefits.

Effective January 1, 2007, the accrued benefits under the Retirement Plan’s pension formula were frozen, and the pension benefits for all existing and new participants are expressed as a “cash balance” type formula.  Under the cash balance approach, an allocation is made at the end of each calendar year (or upon termination, if earlier) to a participant’s hypothetical cash balance account.  The allocation is determined by the age of the participant and the percentage of annual compensation assigned to that age band by the basic cash balance formula.  For participants who have attained minimum age and service requirements, an additional annual allocation referred to as a “transition benefit” is made to their accounts to replace all or part of the benefit for participants who were participating in the Retirement Plan on December 31, 2006.  The transition benefit percentage will remain for the duration of the transition period, which continues for twelve years or until retirement, whichever comes first.

The transition benefit allocation percentage is based on the age of the participant as of January 1, 2007.  The transition benefit at January 1, 2007 for the Named Executive Officers who are eligible to participate was 8%.  Each year, the balance in the hypothetical account will be credited with interest at a rate equal to the average 30-Year Treasury Bond Rate for November of the year prior to the year the interest is credited.

In general, the compensation used for determining a participant’s benefits under the Retirement Plan consists of base salary, overtime, bonuses (paid in cash or stock) and other cash remuneration, plus a participant’s contributions to the Company’s 401(k) Plan and amounts contributed to the Employee Deferred Compensation Plan.

Normal retirement age under the Retirement Plan is age 65.  Participants with 10 years of service may retire and commence payment of their frozen benefits upon reaching age 55, with reduced benefits based on age at the retirement date.  Mr. Ellers is currently eligible for early retirement under the Retirement Plan.  A participant may commence distribution of his cash balance benefits upon termination, without regard to his age or years of service, but that participant will forego any future interest credits.

The benefit that each participant will receive at retirement will be the sum of the accrued benefit under the old pension formula as of December 31, 2006, plus the amount allocated to the participant’s cash-balance account.  A participant vests in his or her combined benefit upon reaching three years of service.

IRS requirements currently limit the amount of benefits paid under the Retirement Plan to an annual maximum of $185,000, payable at age 65.  The SERP provides out of our general assets an amount substantially equal to the difference between the total benefit accrued under the Retirement Plan and the amount of benefit the Retirement Plan is permitted to provide under the statutory limits on benefits and earnings.

Payments Upon Disability

All of our eligible U.S. employees, including the Named Executive Officers except Mr. Keating, have long-term disability coverage that provides six months of full salary continuation followed by up to 60% of pay with a $25,000 monthly limit.  If the employee is vested in our Retirement Plan, benefits continue to accrue while receiving disability benefits and medical coverage is continued.  Mr. Keating has a separate disability policy under which he would receive $111,932 per year for two years (converted to U.S. Dollars from Australian Dollars at a rate of 1.1960 Australian Dollars to one U.S. Dollar), following a six-month waiting period.  Deferred compensation is payable in accordance with the executive’s election on file.  Outstanding unvested stock options would be forfeited and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PVS units and unvested incentive shares would be paid out at the end of the respective performance periods based upon the achievement of the applicable performance goals.

Payments Upon Death

All of our eligible U.S. employees, including the Named Executive Officers except Mr. Keating, have group life insurance benefits equal to one times pay with a maximum of $500,000, plus any supplemental life insurance elected and paid for by the Named Executive Officer.  Dr. Morel will also receive a benefit of $1,750,000 payable under the terms of a term life insurance policy paid for by West.  For Mr. Keating, a benefit of $726,657 (converted from Australian Dollars at a rate of 1.196 Australian Dollars to one U.S. Dollar) would be payable under the terms of a term life insurance paid for by West.  Deferred compensation is payable in accordance with the executive’s election on file.  Outstanding unvested stock options would be forfeited and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PVS units and unvested incentive shares would be paid out at the end of the respective performance periods based upon the achievement of the applicable performance goals.

Estimated Payments Following Severance

Upon certain types of terminations of employment not related to a change in control of the Company, severance benefits may be paid to certain of the Named Executive Officers.  Severance benefits payable to Dr. Morel are addressed in his Employment Agreement, discussed below, and he will only receive the benefits provided under that agreement. Mr. Ellers and Mr. Keating will receive benefits set forth under a Non-Competition Agreement and a Severance and Non-Competition Agreement, respectively.  The other Named Executive Officers are not covered under a general severance plan and any severance benefits payable to them would be determined by the Compensation Committee in its discretion.

Dr. Morel

Generally under Dr. Morel’s Employment Agreement, he is entitled to a lump sum severance payment equal to his annual base salary in effect on the termination date, plus an amount equal to his salary for the next year if it has been set (or if not set, two times his current base salary) if he is terminated involuntarily other than for cause.  His Employment Agreement does not entitle him to additional payments or benefits if his employment is terminated for cause or as a result of his death or disability.  “Cause” means the conviction of a felony; the willful failure to perform his job duties; gross negligence or willful misconduct in the performance of his duties; willful misconduct that materially injures West; or the violation of the non-compete, the non-solicitation or the confidentiality obligations under the Employment Agreement.

Any severance pay would be contingent upon a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the Employment Agreement.

Mr. Ellers

Under Mr. Ellers’s Non-Competition Agreement, if Mr. Ellers is terminated other than for cause, in consideration of his agreement to not compete with the Company for one year he is entitled to one year base salary (half is payable in a lump sum after six months and the remainder is paid bi-weekly thereafter); and medical, dental and life insurance coverage for the one-year period, provided that he pays any required employee contributions during that one-year period.

The Non-Competition Agreement does not entitle him to additional payments or benefits if his employment is terminated for cause or by reason of death or disability.  “Cause” is defined in the agreement as dishonesty; disloyalty; willful misconduct; gross negligence; theft, conviction of a crime; drunkenness; unethical business conduct; or refusal to perform his duties or a breach of the agreement.

Mr. Keating

Under Mr. Keating’s Severance and Non-Competition Agreement, if Mr. Keating is terminated other than for cause, death, disability, voluntary retirement or change in control, Mr. Keating is entitled to one year base salary (payable monthly).  In addition, Mr. Keating is entitled to the reasonable cost of relocating to Australia unless he is terminated for cause or resigns voluntarily.  Mr. Keating’s Agreement also prohibits him from competing with West or soliciting its customers, clients, suppliers, agents and distributors for a one-year period following termination.

In the event any of the Named Executive Officers are entitled to payments under the agreements described above and under a change in control agreement described below, the Named Executive Officer will be entitled to only one payment as described in the respective agreements.

Estimated Severance Payments Table

The table below reflects amounts that executives would receive upon certain terminations of employment other than following a change in control.  The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried employees.

Name	Event (1)	Cash Severance (1)	Value of Accelerated Stock Awards (2)	Continuation of Medical Benefits (3)	Additional Life Insurance (4)	Total
Donald E. Morel, Jr.	Involuntary (no cause)	$1,560,042	$—	$—	$—	$1,560,042
	Death	—	—	—	1,750,000	1,750,000
	Disability	—	—	—	—	—
	Retirement	—	67,288	—	—	67,288
William J. Federici	Involuntary (no cause)	—	—	—	—	—
	Death	—	—	—	—	—
	Disability	—	—	—	—	—
	Retirement	—	36,034	—	—	36,034
Steven A. Ellers	Involuntary (no cause)	470,018	—	15,645	—	485,663
	Death	—	—	—	—	—
	Disability	—	—	—	—	—
	Retirement	—	78,501	—	—	78,501
Robert J. Keating	Involuntary (no cause)	—	—	—	—	—
	Death	—	—	—	726,657	726,657
	Disability (5)	320,219	—	—	—	320,219
	Retirement	—	15,607	—	—	15,607
John R. Gailey III	Involuntary (no cause)	—	—	—	—	—
	Death	—	—	—	—	—
	Disability	—	—	—	—	—
	Retirement	—	12,341	—	—	12,341

(1)	No Named Executive Officer will receive any enhanced benefit as a result of a voluntary termination or termination for cause.

(2)

The amount reflected in the Stock Awards column is the total of unvested PVS units that become accelerated due to an individual’s retirement measured at their fair market value on December 31, 2007, $40.59 using an assumed 100% performance rate for the 2005—08 and 2004—07 performance periods.

(3)	The medical benefits column reflects the current premium cost for the Company for continuation of elected benefits if provided under a separate agreement.

(4)	The life insurance benefit represents additional life insurance paid for by the Company over the standard coverage level.

(5)

The amount reflected in Mr. Keating’s disability salary continuation line is the sum of 24 months of payments that would be paid to him in accordance with his individual policy following a six-month waiting period. The amount was converted from Australian Dollars.

Payments Upon Termination in Connection With a Change in Control

Dr. Morel, Mr. Ellers, Mr. Federici, and Mr. Gailey

We have entered into agreements with each of our Named Executive Officers, as well as certain other officers of West, which provide the following benefits upon qualifying terminations of employment in connection with or within two years following a change in control of West.  For Dr. Morel, Mr. Federici, Mr. Ellers and Mr. Gailey, the agreements provide for the following compensation and benefits if their employment is terminated under certain circumstances following a change in control of West:

•

Cash severance pay equal to three times the sum of the executive’s highest annual base salary in effect during the year of termination and the average annual bonus for the three years (or, if employed less than three years, the lesser period) immediately preceding the change in control. The executive may elect to receive payment in a lump sum or in monthly installments. The severance compensation will be reduced on a pro rata basis if an executive reaches Normal Retirement Age or commences retirement early within three years following the change in control.

•	Immediate vesting of any unvested benefits and employer matching contributions under West’s 401(k) Plan and the Employee Deferred Compensation Plan as of the termination of the executive’s employment.

•

Immediate vesting of all unvested stock options, stock appreciation rights, shares of stock, stock units and other equity-based awards granted or awarded under any compensation or benefit plan or arrangement.

•

Continued medical, dental, life and other insurance benefits for 36 months after termination of the executive’s employment, or until his retirement or eligibility for similar benefits with a new employer.

•	Outplacement assistance.

Terminations of employment that entitle the executive to receive the severance benefits under a change in control, consist of (i) resignation following a constructive termination of his employment, (ii) employment termination other than by reason of death, disability, continuous willful misconduct or normal retirement, or (iii) voluntary resignation during a one-time, 30-day period beginning 12 months following the change in control.

Mr. Keating

As of December 31, 2007, Mr. Keating’s agreement provided for the following compensation and benefits if his employment is terminated under certain circumstances following a change in control of West:

•	Continuation of his base salary for 18 months.

•

Immediate vesting of all unvested stock options, stock appreciation rights, shares of stock, stock units and other-equity based awards granted or awarded under any compensation or benefit plan or arrangement.

In February 2008, Mr. Keating’s agreement was amended increasing the number of months of his base salary continuation from 18 months to 36 months.  No other provisions of Mr. Keating’s agreement were amended.

Mr. Keating will be entitled to receive the amounts above if, during the six-month period following the change in control, his employment is terminated by West for reasons other than cause, death, disability or retirement, or if he resigns following a constructive termination.

Definition of “Change in Control”

For each agreement, a “change in control” is defined generally as any such event that requires a report to the SEC, but includes any of the following:

•

any person or entity other than West, any current director or officer of West or a trustee or fiduciary holding West’s securities, becomes the beneficial owner of more than 50% of the combined voting power of the Company’s outstanding securities;

•	an acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of the Company’s stock;

•

a change in the majority of the Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•	execution of an agreement with the Company, which if consummated, would result in any of the above events.

Definition of “Constructive Termination.  A “constructive termination” generally includes any of the following Company actions without the executive’s written consent following a change in control:

•	significantly reducing or diminishing the nature or scope of the executive’s authority or duties;

•	materially reducing the executive’s annual salary or incentive compensation opportunities;

•	changing the executive’s office location so that he must commute more than 50 miles, as compared to his commute as of the date of the agreement;

•	failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar taken as a whole, to the benefits provided as of the date of the agreement; or

•	failing to obtain a satisfactory agreement from any successor to West to assume and agree to perform the obligations under the agreement.

However, no constructive termination will have occurred if the executive:

•

fails to give the Company written notice of his intention to claim constructive termination and the basis for that claim at least 10 days in advance of the effective date of the executive’s resignation; or

•	the Company cures the circumstances giving rise to the constructive termination prior the effective date of the executive’s resignation.

Non-Competition.  To receive the severance benefits under the agreement, the executive must agree not to be employed by any competitor of the Company or compete with the Company in any part of the United States (any market or territory, in the case of Dr. Morel) for up to one year (two years, in the case of Dr. Morel) following employment termination for any reason.

Excise-Tax Indemnification.  The Named Executive Officers (other than Mr. Keating) are also entitled to full indemnification for any excise taxes that may be imposed by Section 4999 of the Internal Revenue Code in connection with the change in control, including interest and penalties, and payment of their legal fees and expenses if the Company contests the validity or enforceability of the agreement. Mr. Keating is not entitled to this indemnification because he is an overseas employee and the excise tax does not apply.

Estimated Benefits Upon Termination Following a Change in Control

December 31, 2007

The following table reflects potential payments t the Named Executive Officers in the event of a termination following a change in control under existing contracts, agreements, plans or arrangements, assuming a December 31, 2007 termination date and using the closing price of our common stock as of December 31, 2007 ($40.59).

				Accelerated Vesting of Equity Value
Name	Aggregate Severance Pay (1)		Early Vesting of 401(k) Company Match (2)	PVS Unit Acceleration (3)	Early Vesting of Restricted Stock (4)	Early Vesting of Stock Options (5)	Welfare Benefits Continuation (6)	Outplacement Assistance Value (7)	Parachute Tax Gross-up Payment (8)	Total
Donald E. Morel, Jr.	$3,745,018		$-0-	$2,113,197	$157,936	$3,601,963	$72,964	$25,000	$-0-	$9,716,077
William J. Federici	1,771,150		11,988	474,213	85,970	381,250	62,915	25,000	203,395	3,015,881
Steven A. Ellers (9)	2,124,307		-0-	882,237	185,212	779,604	40,891	25,000	-0-	4,037,251
Robert J. Keating	540,038	(10)	—	273,265	23,826	243,827	—	—	—	1,080,956
John R. Gailey III	1,254,194		-0-	253,782	22,243	216,032	61,970	25,000	-0-	1,833,221

(1)

This amount represents three times the sum of the executive officer’s (a) highest annual base salary in effect during the year of termination and (b) the average annual bonus for the three years (or, if employed less than three years, the lesser period). These amounts are based on the salary rates in effect on December 31, 2007 and bonuses paid in 2005, 2006 and 2007.

(2)	This amount represents unvested matching contributions related to Mr. Federici’s account.

(3)

This amount represents the payout of all outstanding PVS unit awards at the target payout level with each award then pro rated based on the time elapsed for the applicable three-year performance period.

(4)	All unvested restricted stock awards would become vested, and the value of the unvested shares on December 31, 2007 is shown at $40.59 per share.

(5)

This amount is the intrinsic value (fair market value on December 31, 2007 ($40.59 per share) minus per share exercise price) of all unvested stock options for each executive. Any option with an exercise price of greater than fair market value was assumed to be cancelled for no consideration and, therefore, had no intrinsic value.

(6)	This amount represents the employer-paid portion of the premiums for medical, dental and life insurance coverage for Dr. Morel, Mr. Federici, Mr. Ellers and Mr. Gailey.

(7)	This amount represents the cost of providing outplacement assistance.

(8)	This amount reflects the gross-up an executive would receive if he is subject to excise tax under Section 4999 of the Internal Revenue Code.

(9)

Although Mr. Ellers is eligible to retire under the Company’s Pension Plan and SERP, and his agreement with the Company provides that severance pay would be reduced by payments made under the Pension Plan and SERP, we have calculated the severance pay without regard to this reduction.

(10)

Mr. Keating’s average severance pay was converted from Euros to U.S. Dollars at a rate of 0.7310 U.S. Dollars per Euro. Additionally, in accordance with a recent amendment of Mr. Keating’s Severance and Non-Competition Agreement, this amount would be increased to $1,080,076.

REQUIREMENTS, INCLUDING DEADLINES, FOR SHAREHOLDER PROPOSALS

AND NOMINATION OF DIRECTORS; SOLICITING MATERIAL

Shareholder Proposals and Nomination of Directors

Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2009 annual meeting of shareholders, the proposal must be received by us at our principal executive offices at 101 Gordon Drive, Lionville, Pennsylvania 19341 by November 30, 2008.  The notice must contain or be accompanied by the following: (1) a brief description of the business to be brought before the annual meeting and the reasons for conducting the business at the meeting; (2) the name and record address of the shareholder proposing the business as they appear on the Company’s books; (3) the number and class of the Company’s shares beneficially owned by the shareholder; and (4) any material interest of the shareholder in the business.

Under our Bylaws, and as permitted by the rules of the SEC, any recommendations for director candidates for the 2009 annual meeting of shareholders should be submitted in writing to the Chairman of the Nominating and Corporate Governance Committee c/o West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, Pennsylvania 19341, must be received by February 6, 2009 and must contain or be accompanied by the following information:

(1)	the name and address of the nominating shareholder as they appear on the Company’s books and the number of shares of the Company’s common stock beneficially owned by the nominating shareholder;

(2)

as to each recommended nominee: (A) his or her name, age, business address and, if known, residence address; (B) his or her principal occupation or employment; (C) the number and class of the Company’s securities beneficially owned by him or her; (D) information necessary to determine if such recommended nominee is an “independent director” as outlined in the Company’s Bylaws; and (E) any other information regarding the recommended nominee that is required to be included in a proxy statement filed with the SEC;

(3)

a description of any arrangements or understandings among the shareholder and each recommended nominee and any other persons pursuant to which the recommended nomination is to be made by the nominating shareholder;

(4)	the consent of each recommended nominee to serve as a director of the Company if so elected; and

(5)	reasons that the person recommended would be a desirable member of the Board.

You may obtain a copy of the Bylaw provisions relating to the requirements for making nominations by contacting the Company’s Secretary, 101 Gordon Drive, Lionville, Pennsylvania 19341.

Soliciting Material

Neither the Audit Committee Report nor the Compensation Committee Report constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report or Compensation Committee Report by reference therein.  In addition, the Audit Committee Report and the Compensation Committee Report shall not be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K).

ANNUAL MEETING OF SHAREHOLDERS OF

WEST PHARMACEUTICAL SERVICES, INC.

May 6, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

↓	Please detach along perforated line and mail in the envelope provided. ↓

20530000000000000000 7	050608

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1. Election of 4 Class III Directors and 1 Class II Director:					2.	To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public	☐	☐	☐
accounting firm for the fiscal year ending December 31,
2008.
NOMINEES:
☐	FOR ALL NOMINEES	O	Jenne K. Britell	Class III	3.	In their discretion, the Proxies are authorized to vote upon such other
		O	Donald E. Morel, Jr.	Class III		matters as may properly come before the meeting.
☐	WITHHOLD AUTHORITY	O	John H. Welland	Class III
	FOR ALL NOMINEES	O	Robert C. Young	Class III
		O	Thomas W. Hofmann	Class II
☐	FOR ALL EXCEPT
	(See instructions below)				This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and				☐
indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder				Date:		Signature of Shareholder	Date:
Note:

Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

WEST PHARMACEUTICAL SERVICES, INC.

May 6, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the
envelope provided as soon as possible.
-OR-	COMPANY NUMBER
INTERNET - Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.	ACCOUNT NUMBER
-OR-
IN PERSON - You may vote your shares in person
by attending the Annual Meeting.

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

↓	Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. ↓

20530000000000000000 7	050608

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1. Election of 4 Class III Directors and 1 Class II Director:					2.	To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public	☐ ☐	☐
accounting firm for the fiscal year ending December 31,
2008.
NOMINEES:
☐	FOR ALL NOMINEES	O	Jenne K. Britell	Class III	3.	In their discretion, the Proxies are authorized to vote upon such other
		O	Donald E. Morel, Jr.	Class III		matters as may properly come before the meeting.
☐	WITHHOLD AUTHORITY	O	John H. Welland	Class III
	FOR ALL NOMINEES	O	Robert C. Young	Class III
		O	Thomas W. Hofmann	Class II
☐	FOR ALL EXCEPT
	(See instructions below)				This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and				☐
indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder				Date:		Signature of Shareholder	Date:
Note:

Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

PROXY

WEST PHARMACEUTICAL SERVICES, INC.

101 Gordon Drive, Lionville, Pennsylvania 19341

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Gailey III and William J. Federici as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 21, 2008, at the Annual Meeting of Shareholders to be held on May 6, 2008 or any postponement or adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting May 6, 2008.  The proxy statement and annual report to security holders are available at http://www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx.

(Continued and to be signed on the reverse side.)

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